Filed pursuant to Rule 424(b)(5)

Registration No. 333-281820

PROSPECTUS SUPPLEMENT

(To Prospectus dated September 6, 2024)

Up to $35,280,213.01 of

Class A Common Stock

Cheetah Net Supply Chain Service Inc.

On August 21, 2026, we entered into a sales agreement (the “Sales Agreement”), with Pacific Century Securities, LLC (“PCS”), relating to the sale of shares of Class A common stock, par value $0.0001 per share, pursuant to this prospectus supplement and the accompanying prospectus. In accordance with the terms of the Sales Agreement, we may offer and sell shares of Class A common stock with an aggregate offering price of up to $35,280,213.01 from time to time through PCS, acting as sales agent under this prospectus supplement and the accompanying prospectus.

Sales of our Class A common stock, if any, under this prospectus supplement may be made by any method permitted that is deemed an “at the market offering” as defined in Rule 415 under the Securities Act of 1933, as amended (the “Securities Act”), including sales made directly on or through the Nasdaq Capital Market (“Nasdaq”) or any other existing trading market in the United States for our Class A common stock, sales made to or through a market maker other than on an exchange or otherwise, and/or in any other method permitted by law. If we and PCS agree on any method of distribution other than sales of our Class A common stock on or through the Nasdaq or another existing trading market in the United States at market prices, we will file a further prospectus supplement providing all information about such offering as required by Rule 424(b) under the Securities Act. PCS is not required to sell any specific number or dollar amount of securities, but PCS will act as our sales agent using commercially reasonable efforts consistent with its normal trading and sales practices. There is no arrangement for funds to be received in any escrow, trust, or similar arrangement.

PCS will be entitled to compensation at a commission rate of 3.0% of the aggregate gross proceeds sold under the Sales Agreement. See “Plan of Distribution” beginning on page S-13 for additional information regarding the compensation to be paid to PCS. In connection with the sale of Class A common stock on our behalf, PCS will be deemed to be an “underwriter” within the meaning of the Securities Act, and the compensation of PCS will be deemed to be underwriting commissions or discounts. We have also agreed to provide indemnification and contribution to PCS with respect to certain liabilities, including liabilities under the Securities Act.

Our Class A common stock is listed on Nasdaq under the symbol “CTNT.” On August 20, 2026, the last reported sale price of our Class A common stock on Nasdaq was $1.56 per share. The aggregate market value of our outstanding Class A common stock held by non-affiliates, or public float, as of March 20, 2026 (the date we filed our latest annual report on Form 10-K for the fiscal year ended December 31, 2025, or the “Measurement Date”), was approximately $75.31 million, which was calculated based on 36,032,400 shares of Class A common stock held by non-affiliates and the price of $2.09 per share, which was the closing price of our Class A common stock on Nasdaq on March 2, 2026, which was a date within the past 60 days of the Measurement Date.

We are a “smaller reporting company” and we are currently an “emerging growth company” under applicable U.S. federal securities laws and are eligible for reduced public company reporting requirements. Subject to any other conditions as prescribed in the Jumpstart Our Business Startups Act of 2012 (the “JOBS Act”), we will no longer be an “emerging growth company,” as defined in the JOBS Act, from the last day of the fiscal year ending December 31, 2028. See “Prospectus Supplement Summary—Implications of Being a Smaller Reporting Company” and “Prospectus Supplement Summary—Implications of Being an ‘Emerging Growth Company.’”

We intend to use the net proceeds from this Offering to fund the Company’s working capital and other general corporate purposes and strategic initiatives, including potential acquisitions, investments, collaborations, and other opportunities that the Company’s management believes may enhance long-term business prospects. See “Use of Proceeds” on page S-12 of this prospectus supplement.

You should rely only on the information contained herein or incorporated by reference in this prospectus supplement. We have not authorized any other person to provide you with different information.

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Investing in our securities involves a high degree of risk. Before making an investment decision, please read the information under the heading “Risk Factors” beginning on page S-9 of this prospectus supplement, page 6 of the accompanying prospectus, and risk factors set forth in our most recent annual report on Form 10-K for the year ended December 31, 2025 (the “2025 Annual Report”), in other reports incorporated herein by reference and the accompanying prospectus.

Neither the U.S. Securities and Exchange Commission nor any state securities commission nor any other regulatory body has approved or disapproved of these securities or determined if this prospectus supplement is truthful or complete. Any representation to the contrary is a criminal offense.

Pacific Century Securities, LLC

The date of this prospectus supplement is August 21, 2026.

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TABLE OF CONTENTS

Prospectus Supplement

Prospectus

ABOUT THIS PROSPECTUS SUPPLEMENT

On August 28, 2024, we filed with the U.S. Securities and Exchange Commission (the “SEC”) a registration statement on Form S-3 (File No. 333-281820) (the “Registration Statement”), utilizing a shelf registration process relating to the securities described in this prospectus supplement, which registration statement was declared effective by the SEC on September 6, 2024. Under this shelf registration process, we may, from time to time, in one or more offerings, offer and sell up to $70,000,000 of shares of Class A common stock, debt securities, warrants, rights, and units, or any combination thereof, as described in the accompanying prospectus. This prospectus supplement and the accompanying prospectus form part of the Registration Statement. As of the date of this prospectus supplement, we have sold 2,775,000 shares of our Class A common stock for net proceeds of $30,947,851 pursuant to a prospectus supplement filed on April 2, 2026 under the Registration Statement. We are selling shares of Class A common stock in this offering pursuant to this prospectus supplement. As of the date of this prospectus supplement, we have not offered securities other than our Class A common stock under the Registration Statement.

This document is in two parts. The first part is this prospectus supplement, which describes the specific terms of this offering and also adds to and updates information contained in the accompanying prospectus and the documents incorporated by reference into the prospectus supplement. The second part, the accompanying prospectus, gives more general information, some of which does not apply to this offering. You should read this entire prospectus supplement as well as the accompanying prospectus and the documents incorporated by reference that are described under “Incorporation of Certain Information by Reference” and “Where You Can Find Additional Information” in this prospectus supplement and the accompanying prospectus.

If the description of the offering varies between this prospectus supplement and the accompanying prospectus, you should rely on the information contained in this prospectus supplement. However, if any statement in one of these documents is inconsistent with a statement in another document having a later date—for example, a document incorporated by reference in this prospectus supplement and the accompanying prospectus—the statement in the document having the later date modifies or supersedes the earlier statement.

Any statement contained in a document incorporated by reference, or deemed to be incorporated by reference, into this prospectus supplement or the accompanying prospectus will be deemed to be modified or superseded for purposes of this prospectus supplement or the accompanying prospectus to the extent that a statement contained herein, therein, or in any other subsequently filed document which also is incorporated by reference in this prospectus supplement or the accompanying prospectus modifies or supersedes that statement. Any such statement so modified or superseded will not be deemed, except as so modified or superseded, to constitute a part of this prospectus supplement or the accompanying prospectus.

We further note that the representations, warranties, and covenants made by us in any agreement that is filed as an exhibit to any document that is incorporated by reference in this prospectus supplement and the accompanying prospectus were made solely for the benefit of the parties to such agreement, including, in some cases, for the purpose of allocating risk among the parties to such agreements, and should not be deemed to be a representation, warranty, or covenant to you unless you are the party to whom such representation, warranty, or covenant is made in such agreement. Moreover, such representations, warranties, or covenants were accurate only as of the date when made or expressly referenced therein. Accordingly, such representations, warranties, and covenants should not be relied upon as accurately representing the current state of our affairs unless you are the party to whom such representations, warranties, or covenants are made in such agreement.

COMMONLY USED DEFINED TERMS

Unless otherwise indicated or the context requires otherwise, references in this prospectus to:

•	“2025 Annual Report” are to our annual report on Form 10-K (File No. 001-41761), filed with the SEC on March 20, 2026;

•	“Cheetah Net” are to Cheetah Net Supply Chain Service Inc., a corporation organized under the laws of the State of Delaware;

•	“Exchange Act” are to the Securities Exchange Act of 1934;

•	“parallel-import vehicles” are to vehicles purchased by dealers directly from overseas markets and imported into the PRC for sale through channels other than manufacturers’ official distribution systems;

•	“PRC” or “China” are to the People’s Republic of China;

•	“U.S. dollars,” “USD,” “$,” and “dollars” are to the legal currency of the United States; and

•	“we,” “us,” “our,” “our Company,” or the “Company” are to Cheetah Net and its subsidiaries, as the case may be.

CAUTIONARY NOTE REGARDING FORWARD-LOOKING STATEMENTS

This prospectus supplement, the accompanying prospectus, and our SEC filings that are incorporated by reference into this prospectus supplement contain or incorporate by reference forward-looking statements within the meaning of Section 27A of the Securities Act and Section 21E of the Exchange Act. All statements other than statements of historical fact are “forward-looking statements,” including any projections of earnings, revenue or other financial items, any statements of the plans, strategies, and objectives of management for future operations, any statements concerning proposed new projects or other developments, any statements regarding future economic conditions or performance, any statements of management’s beliefs, goals, strategies, intentions, and objectives, and any statements of assumptions underlying any of the foregoing. The words “believe,” “anticipate,” “estimate,” “plan,” “expect,” “intend,” “may,” “could,” “should,” “potential,” “likely,” “projects,” “continue,” “will,” and “would” and similar expressions are intended to identify forward-looking statements, although not all forward-looking statements contain these identifying words. Forward-looking statements reflect our current views with respect to future events, are based on assumptions, and are subject to risks and uncertainties. We cannot guarantee that we actually will achieve the plans, intentions, or expectations expressed in our forward-looking statements and you should not place undue reliance on these statements. There are a number of important factors that could cause our actual results to differ materially from those indicated or implied by forward-looking statements. These important factors include those discussed under the heading “Risk Factors” contained or incorporated by reference in this prospectus supplement and the accompanying prospectus. These factors and the other cautionary statements made in this prospectus supplement should be read as being applicable to all related forward-looking statements whenever they appear in this prospectus supplement. Except as required by law, we undertake no obligation to update publicly any forward-looking statements, whether as a result of new information, future events, or otherwise.

PROSPECTUS SUPPLEMENT SUMMARY

The following summary highlights information about us, this offering and selected information contained elsewhere in or incorporated by reference into this prospectus supplement and the accompanying prospectus. This summary is not complete and does not contain all of the information that you should consider before deciding whether to invest in our Class A common stock. For a more complete understanding of our Company and this offering, we encourage you to read and consider carefully the more detailed information in this prospectus supplement and the accompanying prospectus, including the information incorporated by reference herein and therein, and the information included in any free writing prospectus that we have authorized for use in connection with this offering, including the information under the heading “Risk Factors” in this prospectus supplement beginning on page S-9, the accompanying prospectus and the documents incorporated by reference herein and therein.

Business Overview

Our Company

We are engaged in two principal business areas: (i) logistics and warehousing and (ii) international trading. Our logistics and warehousing business includes logistics coordination, warehousing and general labor support services. Following our acquisition of Super International in May 2026, we also commenced the international trading of large-scale industrial equipment. Through Super International, we source, purchase and sell large-scale industrial equipment in international markets and coordinate related procurement, sales and delivery arrangements. Our international trading business operates alongside our logistics and warehousing business and is intended to diversify our business operations and revenue sources.

Historically, our logistics and warehousing business primarily involved services provided in connection with the sale of parallel-import vehicles sourced in the U.S. for sale in the PRC market. More recently, through Edward, we expanded our logistics and warehousing business to include the transportation of other goods between the U.S. and the PRC. Parallel-import vehicles in the PRC refer to automobiles purchased directly from overseas markets and imported for sale outside of the brand manufacturers’ official distribution networks.

Between 2016 and the first half of 2022, the Company experienced growth in sales volume and gross profit due to favorable market conditions. Beginning in the second half of 2023, the business was negatively affected by a decline in customer demand due to weakening macroeconomic conditions, price competition from luxury automakers in the PRC, and a shift in consumer preference toward domestic EVs. These market challenges led to declines in parallel-import vehicle sales of 30.5% in 2023 and 95.7% in 2024, with vehicle sales declining to 14 units in 2024 from 303 units in 2023. In addition, the Company recorded a credit loss of $1.6 million for the year ended December 31, 2024, due to the increasing difficulty in collecting outstanding receivables.

On March 3, 2025, the Company’s board of directors approved the discontinuation of the Company’s parallel-import vehicle business. In accordance with ASC 205-20, Presentation of Financial Statements – Discontinued Operations, all financial results associated with this business have been reclassified as discontinued operations in the accompanying consolidated financial statements for all periods presented. For additional financial details regarding discontinued operations, refer to Note 6 – Discontinued Operations.

The Company began its logistics and warehousing business in February 2024 by acquiring Edward to provide services related to international trade between the PRC and the U.S. In July 2024, the Company relocated its headquarters to Irvine, California, to utilize the ports of Los Angeles and Long Beach. The Company further expanded its logistics and warehousing business by acquiring TWEW in December 2024. Following the disposition of Edward in April 2026, the Company continues to conduct its logistics and warehousing business through TWEW. Following the acquisition of Super International in May 2026, the Company also directly engages in international trading of large-scale industrial equipment. Accordingly, the Company currently operates both its logistics and warehousing business and its international trading business.

Additionally, on December 19, 2024, we acquired 100% of the membership interests in NexTrade, a Delaware limited liability company, for consideration of $1. NexTrade holds 100% of the ownership interests in Naiside (Shenzhen) International Trading Co., Ltd. As of the date of this prospectus supplement, NexTrade itself has not directly conducted any material business operations other than holding its ownership interest in Naiside.

Further, on March 28, 2025, we incorporated a wholly owned subsidiary, Cheetah BVI, in the British Virgin Islands. The incorporation of Cheetah BVI is intended to support our future international business development and facilitate potential global partnerships. As of the date of this prospectus supplement, Cheetah BVI has not commenced operations.

On February 12, 2026, the Company closed the previously disclosed private placement pursuant to certain stock purchase agreements dated January 27, 2026, with certain investors and issued an aggregate of 167,250 shares of Class A Common Stock, after giving retroactive effect to the 2026 Reverse Stock Split, for aggregate gross proceeds of approximately $40.14 million in a private placement pursuant to Regulation S under the Securities Act of 1933, as amended (the “Securities Act”).

On February 2, 2026, we effected a change in our state of incorporation from the State of North Carolina to the State of Delaware by filing the applicable Articles of Conversion with the Secretary of State of the State of North Carolina and the Delaware Certificate of Conversion and the Delaware Certificate of Incorporation with the Secretary of State of the State of Delaware.

On March 25, 2026, we entered into a Stock Purchase Agreement with Bing Shao, a non-U.S. individual, and Edward, pursuant to which we agreed to sell, assign, transfer and deliver to Bing Shao 100% of the shares of common stock of Edward for an aggregate purchase price of $20,000. On April 1, 2026, the Company completed the disposition of Edward pursuant to the Stock Purchase Agreement.

On April 16, 2026, we entered into a Share Transfer Agreement with Leyan Yang, a non-U.S. individual, pursuant to which we agreed to acquire 100% of the issued and outstanding shares of Super International, a limited liability company incorporated under the laws of Hong Kong and primarily engaged in the international trading of large-scale industrial equipment, for aggregate cash consideration of $4,980,000. Super International conducts its business through the sourcing, purchase and sale of large-scale industrial equipment in international markets and the coordination of related procurement, sales and delivery arrangements. On May 27, 2026, the Company completed the acquisition pursuant to the Share Transfer Agreement. As a result of the closing, Super International became a wholly owned subsidiary of the Company, and the international trading of large-scale industrial equipment became an additional business line operating alongside the Company’s logistics and warehousing business.

On January 6, 2026, Naiside (Shenzhen) International Trading Co., Ltd. (“Naiside”), a wholly owned subsidiary of NexTrade International LLC (“NexTrade”), entered into a partnership agreement (the “Partnership Agreement”) with Shanghai Kesheng Investment Management Co., Ltd. (“Shanghai Kesheng”), in its capacity as the general partner and executive partner of an investment fund in the PRC, pursuant to which Naiside intended to participate in the fund as a limited partner. Pursuant to the Partnership Agreement, Naiside subscribed for a 7.0% limited partnership interest and, on January 29, 2026, made a capital contribution to the fund in the amount of RMB 280,000,000 (approximately US$41,110,573).

On June 30, 2026, Naiside and Shanghai Kesheng entered into an agreement to terminate the Partnership Agreement (the “Termination Agreement”). Pursuant to the Termination Agreement, the parties agreed to immediately terminate the Partnership Agreement. Shanghai Kesheng agreed to return the full amount of RMB 280,000,000 to Naiside as soon as practicable. The parties further agreed that all rights and obligations arising under the Partnership Agreement, including their respective partnership rights, contribution obligations, and arrangements relating to the allocation of profits and losses, would terminate, and that neither party would pursue claims against the other arising from the performance of the Partnership Agreement, except with respect to the rights and obligations arising under the Termination Agreement. On August 10, 2026, Naiside and Shanghai Kesheng entered into a first amendment to the Termination Agreement (the “First Amendment”) to establish the repayment arrangements, overdue interest, and liability for default. Pursuant to the First Amendment, Shanghai Kesheng is required to repay the full RMB 280,000,000 to Naiside in a single lump-sum payment on or before December 30, 2026, without deduction of any handling fee, service fee, management fee, or other charge or expense. Shanghai Kesheng’s repayment obligation will be deemed fully discharged only upon Naiside’s receipt of the full amount in immediately available funds in its designated bank account. If the full amount is not repaid by December 30, 2026, the outstanding principal will accrue overdue interest commencing on December 31, 2026, at a rate of 5% per annum, calculated on a simple-interest basis based on the actual number of days overdue.

Organizational Structure

We were established under the laws of the State of North Carolina on August 9, 2016 as a limited liability company (“LLC”) known as Yuan Qiu Business Group LLC. On March 1, 2022, the Company filed articles of incorporation including articles of conversion with the Secretary of State of the State of North Carolina to convert from an LLC to a corporation, and changed its name to Cheetah Net Supply Chain Service Inc. On February 2, 2026, the Company converted from a corporation organized under the laws of the State of North Carolina into a corporation organized under the laws of the State of Delaware pursuant to a plan of conversion approved by the Company’s stockholders. The conversion constituted a continuation of the Company’s existence and did not result in any change to the Company’s business, assets, liabilities or outstanding shares of common stock. The Company holds 100% of the equity interests in the following entities:

●	(i) Allen-Boy International LLC (“Allen-Boy”), an LLC organized on August 31, 2016 under the laws of the State of Delaware, which was acquired by Cheetah Net from Yingchang Yuan who beneficially owns 1,200,000 shares of Class A common stock of Cheetah Net, and the previous owner of Allen-Boy for a total consideration of $100 on January 1, 2017. Allen-Boy did not have any business activities until acquired by Cheetah Net. Allen-Boy previously engaged in the parallel-import vehicle dealership business, which the Company discontinued in March 2025. As of the date of this prospectus supplement, Allen-Boy is not engaged in any business operations.

●	(ii) Entour Solutions LLC (“Entour”), an LLC organized on April 8, 2021 under the laws of the State of New York, which was acquired by Cheetah Net from Daihan Ding, the previous owner of Entour, for a total consideration of $100 on April 9, 2021. Entour did not have any business activities until acquired by Cheetah Net. Entour previously engaged in the parallel-import vehicle dealership business, which the Company discontinued in March 2025. As of the date of this prospectus supplement, Entour is not engaged in any business operations.

●	(iii) TW & EW Services Inc. (“TWEW”), a corporation incorporated on February 27, 2020 under the laws of the State of California, whose previous shareholders and owners transferred all their rights, titles, and interests in and to all of the issued and outstanding equity interests of TWEW to Cheetah Net for a total consideration of $1.0 million, consisting of a $200,000 cash payment and Class A common stock valued at $800,000 through a stock purchase agreement dated November 27, 2024. The TWEW acquisition was closed on December 19, 2024. Currently, TWEW is engaged in logistics and labor services to strengthen the Company’s position in the logistics sector.

●	(iv) NexTrade International LLC (“NexTrade”), a limited liability company organized on September 13, 2024 under the laws of the State of Delaware. NexTrade holds 100% of the ownership interests in Naiside (Shenzhen) International Trading Co., Ltd., a limited liability company organized on December 3, 2024 under the laws of the PRC. On December 19, 2024, the Company entered into a membership interest purchase agreement with Pingzheng Li, the then 100% owner of NexTrade, pursuant to which the Company purchased the 100% membership interests in NexTrade for the consideration of $1. The transaction closed on the same day. As of the date of this prospectus supplement, NexTrade is not engaged in any business operations.

●	(v) Cheetah Net Supply Chain Service Ltd (“Cheetah BVI”), a corporation incorporated on March 28, 2025 under the laws of the British Virgin Islands. As of the date of this prospectus supplement, Cheetah BVI is not engaged in any business operations.

●	(vi) Super International Trading Limited (“Super International”), a private limited company incorporated under the laws of Hong Kong, which was acquired by Cheetah Net from Mr. Leyan Yang, the sole shareholder of Super International, for a total consideration of $4,980,000 in cash on May 27, 2026. Super International is engaged in the procurement and sale of excavators and construction machinery, conducting purchase and resale transactions with equipment suppliers and export-oriented trading customers.

On August 3, 2023, we closed our IPO of 78,125 shares of Class A common stock at a price of $64.00 per share. In connection with the IPO, the shares of Class A common stock began trading on the Nasdaq Capital Market under the symbol “CTNT” on August 1, 2023.

On May 15, 2024, we closed a public offering of 825,625 shares of our Class A common stock at a price of $9.92 per share, for gross proceeds of approximately $8.19 million, before deducting placement agent fees and other offering fees and expenses.

On May 23, 2024, we dissolved two wholly owned subsidiaries, Canaan International LLC, an LLC organized on December 5, 2018 under the laws of the State of North Carolina, and Canaan Limousine LLC, an LLC organized on February 10, 2021 under the laws of the State of South Carolina.

On June 24, 2025, we dissolved two wholly owned subsidiaries, Pacific Consulting LLC, a limited liability company organized on January 17, 2019, under the laws of the State of New York, and Cheetah Net Logistics LLC, a limited liability company organized on October 12, 2022 under the laws of the State of New York.

On July 26, 2024, we closed a public offering of 404,979 shares of our Class A common stock at a price of $3.68 per share, for gross proceeds of approximately $1.49 million, before deducting placement agent fees and other offering fees and expenses.

On September 30, 2024, the Company’s stockholders approved its fourth amended and restated articles of incorporation, which authorizes a reverse stock split of the issued shares of its Common Stock, par value $0.0001 per share, at a ratio ranging from 1-for-10 to 1-for-30, as determined at the discretion of the Company’s board of directors. On October 7, 2024, the Company’s board of directors approved a reverse stock split of the Company’s Common Stock at a ratio of 1-for-16. On October 21, 2024, the Company effectuated a reverse stock split of its Common Stock at a ratio of 1-for-16. Following such reverse split, every 16 shares of the Company’s Common Stock outstanding were automatically combined into one new share of Common Stock. No fractional shares were issued in connection with the reverse split; any fractional shares resulting from the reverse split were rounded up to the nearest whole share. The par value per share of the Company’s Common Stock remained unchanged. The Company’s Class A Common Stock started trading on a post-split basis on October 24, 2024, at which time the Class A Common Stock was assigned a new CUSIP number (16307X202).

On February 3, 2026, our board of directors approved and FAIRVIEW EASTERN INTERNATIONAL HOLDINGS LIMITED and Huan Liu, collectively holding shares of Class B common stock, representing approximated 79.16%  of the voting power of the issued and outstanding capital stock of the Company on that date, approved through a written consent in lieu of a special meeting of stockholders the following corporate action: The adoption and approval of one or more potential amendments to the Certificate of Incorporation of the Company to effect one or more reverse stock splits of the Company’s issued and outstanding shares of common stock, to be effected at such time or times within 12 months following the stockholders’ approval at such ratio or ratios as shall be determined by the board of directors in its sole discretion, provided that the aggregate ratio of all such reverse stock splits shall not exceed 1-for-500.

On March 23, 2026, the Company’s board of directors approved a reverse stock split of the Company’s Common Stock at a ratio of 1-for-200. To implement the reverse stock split, the Company filed a Certificate of Amendment to its Certificate of Incorporation with the Secretary of State of the State of Delaware on March 24, 2026. The reverse stock split became effective at 8:00 a.m., Eastern Time, on April 20, 2026. Following such reverse stock split, every 200 shares of the Company’s Common Stock outstanding were automatically combined into one new share of common stock. No fractional shares were issued in connection with the reverse stock split; any fractional shares resulting from the reverse stock split were rounded up to the nearest whole share. The par value per share of the Company’s Common Stock remained unchanged. As a result of the reverse stock split, the Company’s issued and outstanding Class A Common Stock was reduced from 391,177,712 shares to 1,955,889 shares, and the Company’s issued and outstanding Class B Common Stock was reduced from 690,875 shares to 3,456 shares. The Company’s Class A Common Stock began trading on a split-adjusted basis on April 29, 2026, at which time the Class A Common Stock was assigned a new CUSIP number, 16307X301.

On March 31, 2026, the Company entered into a Sales Agreement (the “ACS Sales Agreement”) with AC Sunshine

Securities LLC (the “Sales Agent”), acting as the Company’s sales agent, pursuant to which the Company could offer and sell, from time to time, to or through the Sales Agent shares of its Class A Common Stock having an aggregate offering price of up to $100,000,000 through an “at-the-market” offering program (the “ATM Offering”). Of such amount, up to $70,000,000 of shares of Class A Common Stock could be offered and sold pursuant to a prospectus supplement filed with the SEC on April 2, 2026 under the Company’s registration statement on Form S-3 (Registration No. 333-281820), which was declared effective by the SEC on September 6, 2024. On June 26, 2026, the Company and the Sales Agent entered into a Mutual Termination Agreement, pursuant to which the parties mutually agreed to terminate the ACS Sales Agreement, effective as of the close of business on June 26, 2026. Prior to the effectiveness of the reverse stock split approved on March 23, 2026 , the Company sold an aggregate of 355,000,000 shares of Class A Common Stock pursuant to the Sales Agreement, representing 1,775,000 shares of Class A Common Stock as adjusted to give effect to the reverse stock split. From April 29, 2026 through June 18, 2026, following the reverse stock split, the Company sold an aggregate of 1,000,000 shares of Class A Common Stock pursuant to the Sales Agreement. Accordingly, prior to the termination of the Sales Agreement, the Company sold an aggregate of 2,775,000 shares of Class A Common Stock pursuant to the Sales Agreement, after giving effect to the reverse stock split. The ATM Offering resulted in net proceeds to the Company of approximately $30.9 million, after deducting placement agent fees and other offering expenses and fees. Approximately $3.5 million of the net proceeds was used to acquire Super International.

On June 15, 2026, the Company entered into a Securities Purchase Agreement (the “Purchase Agreement”) with Huan Liu, the Company’s Chief Executive Officer, Interim Chief Financial Officer, director, and Chairman of the Board of Directors (the “Purchaser”), pursuant to which the Company issued and sold to the Purchaser 200,000 shares (the “Shares”) of the Company’s Class B common stock, par value $0.0001 per share (the “Class B Common Stock”), at a purchase price of $2.00 per share, for aggregate gross proceeds to the Company of $400,000.

Corporate Information

Our current executive offices are located at 8707 Research Drive, Irvine, California, 92618. Our telephone number at our principal executive office is (949) 740-7799. Our corporate website is https://www.cheetah-net.com. The information on our corporate website is not part of, and is not incorporated by reference into, this prospectus supplement.

Implications of Being a Smaller Reporting Company

We are a “smaller reporting company” as defined in Item 10(f)(1) of Regulation S-K. Smaller reporting companies may take advantage of certain reduced disclosure obligations, including, among other things, providing only two years of audited financial statements. We will remain a smaller reporting company until the last day of the fiscal year in which (i) the market value of our common stock held by non-affiliates is equal to or less than $250 million as of the last business day of the most recently completed second fiscal quarter, or (ii) our annual revenue is equal to or less than $100 million during the most recently completed fiscal year and the market value of our common stock held by non-affiliates is equal to or less than $700 million as of the last business day of the most recently completed second fiscal quarter.

Implications of Being an “Emerging Growth Company”

As a company with less than $1.235 billion in revenue during our last fiscal year, we qualify as an “emerging growth company” as defined in the JOBS Act. An “emerging growth company” may take advantage of reduced reporting requirements that are otherwise applicable to larger public companies. In particular, as an emerging growth company, we:

●	may present only two years of audited financial statements and only two years of related Management’s Discussion and Analysis of Financial Condition and Results of Operations;

●	are not required to provide a detailed narrative disclosure discussing our compensation principles, objectives, and elements and analyzing how those elements fit with our principles and objectives, which is commonly referred to as “compensation discussion and analysis”;

●	are not required to obtain an attestation and report from our auditors on our management’s assessment of our internal control over financial reporting pursuant to the Sarbanes-Oxley Act of 2002;

●	are not required to obtain a non-binding advisory vote from our stockholders on executive compensation or golden parachute arrangements (commonly referred to as the “say-on-pay,” “say-on frequency,” and “say-on-golden-parachute” votes);

●	are exempt from certain executive compensation disclosure provisions requiring a pay-for-performance graph and CEO pay ratio disclosure; and

●	are eligible to claim longer phase-in periods for the adoption of new or revised financial accounting standards under §107 of the JOBS Act.

We intend to take advantage of all of these reduced reporting requirements and exemptions, including the longer phase-in periods for the adoption of new or revised financial accounting standards under §107 of the JOBS Act. Our election to use the phase-in periods may make it difficult to compare our financial statements to those of non-emerging growth companies and other emerging growth companies that have opted out of the phase-in periods under §107 of the JOBS Act.

Under the JOBS Act, we may take advantage of the above-described reduced reporting requirements and exemptions until we no longer meet the definition of an emerging growth company. The JOBS Act provides that we would cease to be an “emerging growth company” at the end of the fiscal year in which the fifth anniversary of our initial sale of common equity pursuant to a registration statement declared effective under the Securities Act occurred, if we have more than $1.235 billion in annual revenue, have more than $700 million in market value of our Class A common stock held by non-affiliates, or issue more than $1 billion in principal amount of non-convertible debt over a three-year period.

THE OFFERING

Class A common stock offered by us	Shares of Class A common stock having an aggregate offering price of up to $35,280,213.01.

Class A common stock to be outstanding immediately after this offering(1)	Up to 25,571,456 shares of Class A common stock, assuming a sales price of $1.56 per share, which was the closing price of our Class A common stock as reported on Nasdaq on August 20, 2026. The actual number of shares of Class A common stock issued will vary depending on the sales price at which shares may be sold from time to time during this offering.

Manner of offering	“At the market offering” as defined in Rule 415(a)(4) under the Securities Act, that may be made from time to time on Nasdaq, the existing trading market for our Class A common stock, through PCS, as sales agent. See section titled “Plan of Distribution” on page S-13 of this prospectus supplement.

Use of proceeds	We intend to use the proceeds from this offering for working capital and other general corporate purposes and strategic initiatives, including potential acquisitions, investments, collaborations, and other opportunities that the Company’s management believes may enhance long-term business prospects. See “Use of Proceeds” on page S-12 of this prospectus supplement.

Transfer Agent and Registrar	VStock Transfer, LLC

Risk Factors	The shares of Class A common stock offered hereby involve a high degree of risk. You should read “Risk Factors” beginning on page S-9 for a discussion of factors to consider before deciding to invest in our Class A common stock.

Listing	Our Class A common stock is listed on Nasdaq under the symbol “CTNT.”

(1) The total of 25,571,456 shares of Class A common stock represents (i) up to 22,615,521 shares of Class A common stock that may be offered and sold in this offering, calculated by dividing the aggregate offering amount of $35,280,213.01 by an assumed offering price of $1.56 per share (the last reported sale price of our Class A common stock on Nasdaq on August 20, 2026), plus (ii) 2,955,935 shares of our Class A common stock issued and outstanding as of the date of this prospectus supplement. This amount excludes 179 shares of Class A common stock issuable upon the vesting of 179 restricted stock units granted under our Amended and Restated 2024 Stock Incentive Plan (the “Plan”).

RISK FACTORS

Investing in our Class A common stock involves risks. Before making an investment decision, you should carefully consider the risks described under “Risk Factors” in the accompanying prospectus and under the heading “Item 1A—Risk Factors” in the 2025 Annual Report, which is incorporated in this prospectus supplement by reference, as updated by our subsequent filings under the Exchange Act that are incorporated herein by reference, together with all of the other information appearing in this prospectus supplement or incorporated by reference into this prospectus supplement and the accompanying prospectus, in light of your particular investment objectives and financial circumstances. In addition to those risk factors, there may be additional risks and uncertainties of which management is not aware or focused on or that management deems immaterial. Our business, financial condition, or results of operations could be materially adversely affected by any of these risks. The trading price of our securities could decline due to any of these risks, and you may lose all or part of your investment. See sections titled “Incorporation of Certain Information by Reference” and “Where You Can Find Additional Information” of this prospectus supplement.

Additional Risks Related to Our Business and Operations

Our ongoing business transformation, including our acquisition and operation of Super, may not be successful and exposes us to risks associated with our new international trading business.

We have discontinued our historical parallel-import vehicle business and have been transforming our business toward logistics, labor support and international trading. Following the disposition of Edward and our acquisition of Super International Trading Limited (“Super”) in 2026, our current operations differ substantially from our historical business. Through Super, we engage in the international trading of large-scale industrial equipment.

We have limited operating history with our current mix of businesses and may not successfully integrate or operate Super, expand our customer base, achieve anticipated revenue or margins or realize the expected strategic benefits of our business transformation. Our international trading business also exposes us to risks relating to supplier and customer concentration, product quality and specifications, logistics and delivery, customs and trade compliance, tariffs, export controls, working capital requirements, counterparty credit and fluctuations in demand for industrial equipment. If our business transformation or operation of Super does not proceed as expected, our business, financial condition, results of operations and prospects could be materially and adversely affected.

We may not be able to collect the substantial receivable arising from the termination of Naiside’s investment on a timely basis or at all, which could materially and adversely affect our liquidity, financial condition and results of operations.

On January 6, 2026, Naiside (Shenzhen) International Trading Co., Ltd. (“Naiside”), a wholly owned subsidiary of NexTrade International LLC, entered into a partnership agreement (the “Partnership Agreement”) with Shanghai Kesheng Investment Management Co., Ltd. (“Shanghai Kesheng”), in its capacity as the general partner and executive partner of an investment fund in the PRC, pursuant to which Naiside participated in the fund as a limited partner and made a substantial capital contribution to the fund.

On June 30, 2026, Naiside and Shanghai Kesheng entered into an agreement to terminate the Partnership Agreement (the “Termination Agreement”). Pursuant to the Termination Agreement, the parties agreed to immediately terminate the Partnership Agreement, and Shanghai Kesheng agreed to return the full amount of Naiside’s capital contribution as soon as practicable. On August 10, 2026, Naiside and Shanghai Kesheng entered into a first amendment to the Termination Agreement (the “First Amendment”) to establish the repayment arrangements, overdue interest and liability for default. Pursuant to the First Amendment, Shanghai Kesheng is required to repay the full principal amount to Naiside in a single lump-sum payment on or before December 30, 2026, without deduction of any handling fee, service fee, management fee or other charge or expense. If the full principal amount is not repaid by the contractual deadline, the outstanding principal will accrue overdue interest in accordance with the First Amendment.

Notwithstanding Shanghai Kesheng’s contractual obligation to repay the full principal amount, there can be no assurance that Shanghai Kesheng will make such repayment by the contractual deadline or at all. Shanghai Kesheng may experience financial or liquidity difficulties, delay repayment, fail to repay all or a portion of the amount when due, dispute its obligations or otherwise fail to perform its obligations under the Termination Agreement, as amended. In addition, enforcing our contractual rights against Shanghai Kesheng in the PRC may be time-consuming, costly or uncertain.

Any material delay or failure in collecting this receivable could reduce our available liquidity and working capital, require us to record an allowance for expected credit losses, impairment or write-off, increase our legal and enforcement expenses and limit our ability to fund our operations, acquisitions or other strategic initiatives. Given the materiality of this receivable to our assets and liquidity, any material delay or failure to collect the receivable could have a material adverse effect on our financial condition and results of operations.

PRC laws and regulations governing currency conversion and cross-border remittances may limit or delay our PRC subsidiary’s ability to transfer funds to us, which could materially and adversely affect our liquidity and our ability to use cash generated or received in the PRC.

Cash generated, received or recovered by Naiside, including any amounts that may be received in connection with the termination of Naiside’s investment, may not be immediately available for transfer to our Company in the United States or to our other non-PRC subsidiaries.

Although current PRC foreign exchange rules generally permit the remittance of genuine and compliant after-tax profits, such remittances are subject to applicable procedures and documentary review. For example, banks may be required to review profit distribution resolutions, tax filings, financial statements and other supporting materials, and PRC entities generally must make up prior-year losses before distributing profits. Other cross-border transfers, including capital-account transactions, intercompany loans, repayments or other payments, may be subject to separate foreign exchange, tax, banking, registration, approval, reporting or other requirements.

We cannot assure you that Naiside or any future PRC subsidiaries will be able to transfer funds to us or our other non-PRC subsidiaries when desired, in the amounts desired or without delay. PRC governmental authorities may also adopt new or more restrictive foreign exchange, capital-control, tax or other measures, and banks or regulators may apply heightened review to particular transfers. Any inability or delay in transferring cash out of the PRC could limit our ability to use such cash to fund our U.S. operations, acquisitions, debt service, working capital or other corporate purposes and could materially and adversely affect our liquidity, financial condition and results of operations.

Additional Risks Related to Our Class A Common Stock and this Offering

The Class A common stock offered hereby will be sold in “at-the-market” offerings, and investors who buy shares at different times will likely pay different prices.

Investors who purchase shares of Class A common stock in this offering at different times will likely pay different prices, and so may experience different outcomes in their investment results. We will have discretion, subject to market demand, to vary the timing, prices, and numbers of shares sold, and there is no minimum or maximum sales price. Investors may experience a decline in the value of their shares as a result of share sales made at prices lower than the prices they paid.

The actual number of shares of Class A common stock we will issue under the Sales Agreement, at any one time or in total, is uncertain.

Subject to certain limitations in the Sales Agreement and compliance with applicable law, we have the discretion to deliver placement notices to PCS at any time throughout the term of the Sales Agreement. The number of shares that are sold by PCS after delivering a placement notice will fluctuate based on the market price of the Class A common stock during the sales period and limits we set with PCS. Because the price per share of each share sold will fluctuate based on the market price of our Class A common stock during the sales period, it is not possible at this stage to predict the number of shares that will be ultimately issued.

Class A common stock representing a substantial percentage of our outstanding Class A common stock may be sold in this offering, which could cause the price of our Class A common stock to decline.

Pursuant to the terms of the Sales Agreement, and subject to limits we set with PCS, as well as any limits under applicable law or exchange listing rules, we may sell up to 22,615,521 shares of Class A common stock if we sell all of the $35,280,213.01 of Class A common stock that could be offered pursuant to this prospectus supplement, assuming an offering price of $1.56 per share, which was the last reported sale price of our Class A common stock on Nasdaq on August 20, 2026, representing approximately 7.65 times the number of our outstanding shares of Class A common stock as of the date of this prospectus supplement. These sales and any future sales of a substantial number of shares of Class A common stock in the public market, or the perception that such sales may occur, could materially adversely affect the price of our Class A common stock. Our stock price may decline significantly following such sales. We cannot predict the effect, if any, that market sales of such shares of Class A common stock or the availability of such shares of Class A common stock for sale will have on the market price of our Class A common stock.

Our management will have broad discretion over the use of the net proceeds from this offering; you may not agree with how we use the proceeds, and the proceeds may not be invested successfully.

We anticipate that we will use the net proceeds from this offering to fund the Company’s working capital and other general corporate purposes and strategic initiatives, including potential acquisitions (as of the date of this prospectus supplement, the Company is in ongoing discussions with an acquisition target), investments, collaborations and other opportunities that the Company’s management believes may enhance long-term business prospects. Our management will have broad discretion as to the use of the net proceeds from this offering and could use them for purposes other than those contemplated at the time of commencement of this offering. Accordingly, you will be relying on the judgment of our management regarding the use of these net proceeds, and you will not have the opportunity, as part of your investment decision, to assess whether the proceeds are being used appropriately. It is possible that, pending their use, we may invest the net proceeds in a way that does not yield a favorable, or any, return for our Company. Our management’s judgment may not result in positive returns on your investment, and you will not have the opportunity to evaluate the economic, financial, or other information upon which our management bases its decisions.

You may experience dilution in the net tangible book value per share of Class A common stock you purchase if the price you pay exceeds our then-current net tangible book value per share.

Because the shares offered under this prospectus supplement may be sold from time to time at various market prices, the amount of dilution or accretion experienced by purchasers will depend on the actual sales prices. Assuming a public offering price of $1.56 per share, which was the last reported sale price of our Class A common stock on Nasdaq on August 20, 2026, you would experience immediate accretion of approximately $2.62 per share, based on our pro forma as adjusted net tangible book value of approximately $4.18 per share. However, if you purchase shares at a price above our then-current net tangible book value per share, you may experience immediate dilution. See “Dilution” for a more detailed discussion.

Substantial future sales of our Class A common stock or the anticipation of future sales of our Class A common stock in the public market could cause the price of our Class A common stock to decline.

The market price of our Class A common stock could decline as a result of sales of substantial amounts of our Class A common stock in the public market, or the perception that these sales could occur. In addition, these factors could make it more difficult for us to raise funds through future offerings of our Class A common stock. An aggregate of 2,955,935 shares of Class A common stock are issued and outstanding as of the date of this prospectus supplement and 2,788,685 are freely tradable. The remaining shares of Class A common stock are “restricted securities” as defined in Rule 144. These shares of Class A common stock may be sold without registration under the Securities Act to the extent permitted by Rule 144 or other exemptions under the Securities Act.

You may experience future dilution as a result of future equity offerings.

To raise additional capital, we may in the future offer additional shares of Class A common stock or other securities convertible into or exchangeable for our Class A common stock at prices that may not be the same as the price per share in this offering. We may sell Class A common stock or other securities in any other offering at a price per share that is less than the price per share paid by investors in this offering, and investors purchasing shares or other securities in the future could have rights superior to existing stockholders. The price per share at which we sell additional shares of Class A common stock, or securities convertible or exchangeable into Class A common stock, in future transactions may be higher or lower than the price per share paid by investors in this offering.

USE OF PROCEEDS

We estimate that the net proceeds from this offering will be approximately $34.0 million, after deducting the sales agent commissions and estimated offering expenses payable by us. The amount of proceeds from this offering will depend upon the number of shares of Class A common stock sold and the market price at which they are sold. There can be no assurance that we will be able to sell any shares of Class A common stock under or fully utilize the Sales Agreement with PCS.

We plan to use the net proceeds we receive from this offering to fund the Company’s working capital and other general corporate purposes and strategic initiatives, including potential acquisitions, investments, collaborations, and other opportunities that the Company’s management believes may enhance long-term business prospects.

The foregoing represents our current intentions based upon our present plans and business conditions to use and allocate the net proceeds of this offering. Our management, however, will have significant flexibility and discretion to apply the net proceeds of this offering. If an unforeseen event occurs or business conditions change, we may use the proceeds of this offering differently than as described in this prospectus supplement. To the extent that the net proceeds we receive from this offering are not immediately used for the above purposes, we intend to invest our net proceeds in short-term, interest-bearing bank deposits or debt instruments.

DILUTION

If you invest in our Class A common stock, you may experience dilution or accretion to the extent of the difference between the public offering price per share of our Class A common stock in this offering and the net tangible book value per share of Class A common stock upon completion of this offering. The actual amount of dilution or accretion will depend on the prices at which shares are sold in this offering. Because the shares of Class A common stock and Class B common stock have the same dividend and other rights, except for voting and conversion rights, the dilution is presented based on all issued and outstanding shares of common stock, including Class A and Class B common stock.

Holders of Class A common stock and Class B common stock have the same rights except for voting and conversion rights. In respect of matters requiring a stockholder vote, each holder of Class A common stock will be entitled to one vote per share of Class A common stock and each holder of Class B common stock will be entitled to 15 votes per share of Class B common stock. Shares of Class B common stock are convertible into shares of Class A common stock at any time after issuance at the option of the holder on a one-to-one basis. Shares of Class A common stock are not convertible into shares of any other class. Shares of Class B common stock are not being converted as part of this offering.

Our net tangible book value as of June 30, 2026 was approximately $73.8 million, or $23.37 per share of Class A or Class B common stock. After giving effect to the sale of Class A common stock in this offering at an assumed public offering price of $1.56 per share, which was the last reported sale price of our Class A common stock on Nasdaq on August 20, 2026, assuming the sale of the maximum offering amount, and after deducting sales agent fees and other estimated offering expenses payable by us, our pro forma as-adjusted net tangible book value as of June 30, 2026 would have been approximately $107.8 million, or $4.18 per share of Class A or Class B common stock. This amount represents an immediate decrease in the net tangible book value of $19.19 per share to our existing stockholders and an immediate accretion in net tangible book value of $2.62 per share attributable to new investors purchasing Class A common stock in this offering.

The following table illustrates the foregoing calculation:

Post- Offering
Assumed offering price per share of common stock	$1.56
Net tangible book value per share as of June 30, 2026	$23.37
Decrease in pro forma as adjusted net tangible book value per share of common stock attributable to payments by new investors	$(19.19)
Pro forma as adjusted net tangible book value per share of common stock immediately after this offering	$4.18
Accretion in net tangible book value per share of common stock to new investors in the offering	$2.62

The table above is based on 2,955,935 shares of Class A common stock and 203,456 shares of Class B common stock outstanding as of June 30, 2026. Such numbers exclude 179 shares of Class A common stock issuable upon the vesting of 179 restricted stock units granted under the Plan.

To the extent that we issue shares of common stock when outstanding restricted stock units vest, or we issue other shares, investors purchasing shares in this offering could experience further dilution. In addition, to the extent that we raise additional capital through the sale of equity or convertible debt securities, the issuance of those securities could result in further dilution to our stockholders.

DESCRIPTION OF SECURITIES WE ARE OFFERING

We are offering shares of our Class A common stock for an aggregate value of up to $35,280,213.01 pursuant to this prospectus supplement and the accompanying prospectus. The material terms and provisions of our Class A common stock are described under Exhibit 4.2 (Description of Securities) to our 2025 Annual Report, filed with the SEC on March 20, 2026, which is incorporated herein by reference.

PLAN OF DISTRIBUTION

We have entered into the Sales Agreement with PCS under which we may issue and sell shares of Class A common stock having an aggregate offering price of up to $35,280,213.01 from time to time through or to PCS as our sales agent under this prospectus supplement and the accompanying prospectus. Sales of our Class A common stock, if any, under this prospectus supplement will be by any method that is deemed to be an “at the market offering,” as defined in Rule 415(a)(4) under the Securities Act. PCS shall be under no obligation to purchase our Class A common stock on a principal basis pursuant to the Sales Agreement, except as otherwise agreed by PCS and us in writing and expressly set forth in a placement notice.

Each time we wish to issue and sell Class A common stock under the Sales Agreement, we will notify PCS of the number or dollar value of shares to be issued, the time period during which such sales are anticipated to be made and any minimum price below which sales may not be made. Once we have so instructed PCS, unless PCS declines to accept the terms of such notice and subject to the terms and conditions of the Sales Agreement, PCS will use its commercially reasonable efforts consistent with its normal trading and sales practices and applicable state and federal laws, rules and regulations and the rules of the Nasdaq Capital Market to sell on our behalf all of our Class A common stock requested to be sold by us. We may instruct PCS not to sell our Class A common stock if the sales cannot be effected at or above the price designated by us in any such instruction. PCS or we may suspend the offering of our Class A common stock being made through PCS under the Sales Agreement upon proper notice to the other party, provided, however, that such suspension will not affect or impair either party’s obligations with respect to any Class A common stock sold prior to receipt of such notice.

Subject to certain conditions set forth in the Sales Agreement, we have the right by giving 15 days’ prior written notice to terminate the Sales Agreement in our sole discretion, and PCS has the right by giving 15 days’ prior written notice to terminate the Sales Agreement in its sole discretion at any time. The Sales Agreement will otherwise automatically terminate upon the earlier of (i) the issuance and sale of all Class A common stock authorized under the Sales Agreement or (ii) the expiration of the Registration Statement on the third (3rd) anniversary of the initial effective date of the Registration Statement pursuant to Rule 415(a)(5) under the Securities Act.

The aggregate compensation payable to PCS as sales agent will be an amount equal to 3.0% of the gross proceeds of any shares sold through it pursuant to the Sales Agreement. We have also agreed to reimburse PCS up to $100,000 of PCS’s actual transaction costs and the reasonable and documented fees and expenses incurred by PCS in connection with this offering (including expenses of counsel) and up to $14,000 per fiscal year (and no more than $5,000 per Representation Date as defined in Section 7(m) in the Sales Agreement) of such actual expenses (including expenses of counsel) related to annual maintenance of the Sales Agreement. In addition, we have agreed to reimburse PCS for up to $10,000 of such actual expenses (including expenses of counsel) for each program “refresh” (including the filing of a new registration statement, prospectus, or prospectus supplement relating to the Class A common stock and/or an amendment of the Sales Agreement.) We estimate that the total expenses of the offering payable by us, excluding commissions payable and expenses being reimbursed to PCS under the Sales Agreement, will be approximately $120,000.

The remaining sales proceeds, after deducting any expenses payable by us and any transaction fees imposed by any governmental, regulatory, or self-regulatory organization in connection with the sales, will equal our net proceeds for the sale of such Class A common stock.

PCS will provide written confirmation to us no later than the opening of the trading day immediately following the trading day on which shares of Class A common stock are sold through it as sales agent under the Sales Agreement. Each confirmation will include the number of shares of Class A common stock sold through it as sales agent on that day, the volume weighted average price of the Class A common stock sold, the compensation payable to PCS, and the net proceeds to us, with an itemization of the deductions made by PCS from the gross proceeds received from such sales.

Settlement for sales of our Class A common stock will occur, unless the parties agree otherwise, on the second business day (or such day as is industry practice or required by laws for regular-way trading) following the respective Point of Sale (as defined in the Sales Agreement) , or on another date that is agreed upon by us and the Sales Agent in connection with a particular transaction, in return for payment of the net proceeds to us. There is no arrangement for funds to be received in an escrow, trust, or similar arrangement.

In connection with the sales of Class A common stock on our behalf, PCS will be deemed to be an “underwriter” within the meaning of the Securities Act, and the compensation paid to PCS will be deemed to be underwriting commissions or discounts. We have agreed in the Sales Agreement to provide indemnification and contribution to PCS and certain of its affiliates against certain liabilities, including liabilities under the Securities Act. As sales agent, PCS will not engage in any transactions that stabilize our Class A common stock, and neither PCS nor any of its affiliates will engage in any short sales of any of our Class A common stock or any sale of our Class A common stock that PCS does not own or any sale that is consummated by the delivery of a Class A common stock borrowed by, or for the account of, PCS.

Our Class A common stock is listed on Nasdaq under the symbol “CTNT.”

The transfer agent and registrar for our Class A common stock is VStock Transfer, LLC. Its address is 18 Lafayette Place, Woodmere, New York 11598.

LEGAL MATTERS

The validity of the Class A common stock offered under this prospectus will be passed upon for us by McCarter & English, LLP. We are also being represented by McCarter & English, LLP with respect to legal matters as to United States federal securities law and New York State law. McLaughlin & Stern LLP is acting as counsel to PCS in connection with this offering.

EXPERTS

The consolidated financial statements for the year ended December 31, 2025 incorporated herein by reference to the 2025 Annual Report have been so incorporated in reliance on the report of Tang Qian & Associates PLLC, an independent registered public accounting firm. The office of Tang Qian & Associates PLLC is located at 800 Parker SQ STE 215C, Flower Mound, TX 75028.

The consolidated financial statements for the year ended December 31, 2024 incorporated herein by reference to the 2025 Annual Report have been so incorporated in reliance on the report of Assentsure PAC, an independent registered public accounting firm. The office of Assentsure PAC is located at 180B Bencoolen Street, #03-01 The Bencoolen, Singapore 189648.

WHERE YOU CAN FIND ADDITIONAL INFORMATION

As permitted by SEC rules, this prospectus supplement omits certain information and exhibits that are included in the registration statement of which this prospectus supplement forms a part. Since this prospectus supplement may not contain all of the information that you may find important, you should review the full text of these documents. If we have filed a contract, agreement, or other document as an exhibit to the registration statement of which this prospectus supplement forms a part, you should read the exhibit for a more complete understanding of the document or matter involved. Each statement in this prospectus supplement, including statements incorporated by reference as discussed above, regarding a contract, agreement, or other document is qualified in its entirety by reference to the actual document.

We are subject to the informational requirements of the Exchange Act and in accordance therewith file annual, quarterly, and current reports, proxy statements and other information with the SEC. The SEC maintains a website that contains such reports, proxy and information statements, and other information regarding registrants that file electronically with the SEC. The address of the SEC’s website is www.sec.gov.

We make available free of charge on or through our website at www.cheetah-net.com, our Annual Reports on Form 10-K, Quarterly Reports on Form 10-Q, Current Reports on Form 8-K, and amendments to those reports filed or furnished pursuant to Section 13(a) or 15(d) of the Exchange Act as soon as reasonably practicable after we electronically file such material with or otherwise furnish it to the SEC. We have not incorporated by reference into this prospectus supplement the information on our website, and you should not consider it to be a part of this prospectus supplement.

INCORPORATION OF CERTAIN INFORMATION BY REFERENCE

THIS PROSPECTUS SUPPLEMENT INCORPORATES DOCUMENTS BY REFERENCE THAT ARE NOT PRESENTED IN OR DELIVERED WITH THIS PROSPECTUS SUPPLEMENT. YOU SHOULD RELY ONLY ON THE INFORMATION CONTAINED IN THIS PROSPECTUS SUPPLEMENT, THE ACCOMPANYING PROSPECTUS, AND THE DOCUMENTS THAT WE HAVE INCORPORATED BY REFERENCE INTO THIS PROSPECTUS SUPPLEMENT AND THE ACCOMPANYING PROSPECTUS. WE HAVE NOT AUTHORIZED ANYONE TO PROVIDE YOU WITH INFORMATION THAT IS DIFFERENT FROM OR IN ADDITION TO THE INFORMATION CONTAINED IN THIS PROSPECTUS SUPPLEMENT, THE ACCOMPANYING PROSPECTUS, AND THE DOCUMENTS THAT WE HAVE INCORPORATED BY REFERENCE INTO THIS PROSPECTUS SUPPLEMENT AND THE ACCOMPANYING PROSPECTUS.

We incorporate information into this prospectus supplement by reference, which means that we can disclose important information to you by referring you to those documents. The information incorporated by reference is considered to be part of this prospectus supplement. We incorporate by reference the documents listed below and all documents subsequently filed with the SEC pursuant to Section 13(a), 13(c), 14, or 15(d) of the Exchange Act, after the date of this prospectus supplement and prior to the termination of the offering under this prospectus supplement:

●	our 2025 Annual Report, filed with the SEC on March 20, 2026;

●	our quarterly reports on Form 10-Q for the quarterly period ended March 31, 2026 and filed with the SEC on May 14, 2026, and for the quarterly period ended June 30, 2026 and filed with the SEC on August 13, 2026;

●	our Current Reports on Form 8-K filed with the SEC on March 25, 2026, April 2, 2026, April 16, 2026, April 24, 2026, June 1, 2026, June 4, 2026, June 22, 2026, and June 29, 2026; and

●	the description of our common stock set forth in the registration statement on Form 8-A, filed with the SEC on July 26, 2023, and under Exhibit 4.2 to our 2025 Annual Report (File No. 001-41761), including any amendment or report filed for the purpose of updating such description.

Nothing in this prospectus supplement shall be deemed to incorporate information furnished, but not filed, with the SEC pursuant to Item 2.02 or Item 7.01 of Form 8-K and corresponding information furnished under Item 9.01 of Form 8-K or included as an exhibit.

Information in this prospectus supplement supersedes related information in the documents listed above and information in subsequently filed documents supersedes related information in both this prospectus supplement and the incorporated documents.

You may request orally or in writing, and we will provide you with, a copy of these filings, at no cost, by calling us at (949) 740-7799 or by writing to us at the following address:

Cheetah Net Supply Chain Service Inc.

Investor Relations

(949) 740-7799

ir@cheetah-net.com

These filings and reports can also be found on our website, located at https://investors.cheetah-net.com/financial-information/sec-filings. Our website and the information contained on, or that can be accessed through, our website will not be deemed to be incorporated by reference in, and are not considered part of, this prospectus supplement or the registration statement of which it forms a part. You should not rely on any information on our website in making your decision to purchase our securities.

PROSPECTUS

$70,000,000 of

Class A Common Stock

Debt Securities

Warrants

Rights

and

Units

Cheetah Net Supply Chain Service Inc.

We may, from time to time, in one or more offerings, offer and sell up to $70,000,000 of shares of Class A common stock, par value $0.0001 per share, debt securities, warrants, rights, and units, or any combination thereof, together or separately as described in this prospectus. In this prospectus, references to the term “securities” are, collectively, to our Class A common stock, debt securities, warrants, rights, and units. The prospectus supplement for each offering of securities will describe in detail the plan of distribution for that offering. For general information about the distribution of the securities offered, please see “Plan of Distribution” in this prospectus.

This prospectus provides a general description of the securities we may offer. We will provide the specific terms of the securities offered in one or more supplements to this prospectus.

We may also authorize one or more free writing prospectuses to be provided to you in connection with these offerings. You should read this prospectus, any prospectus supplement, and any free writing prospectus before you invest in any of our securities. The prospectus supplement and any related free writing prospectus may add, update, or change information contained in this prospectus. You should read carefully this prospectus, the applicable prospectus supplement, and any related free writing prospectus, as well as the documents incorporated or deemed to be incorporated by reference, before you invest in any of our securities. This prospectus may not be used to offer or sell any securities unless accompanied by the applicable prospectus supplement.

Our Class A common stock is listed on the Nasdaq Capital Market, or “Nasdaq,” under the symbol “CTNT.” On August 27, 2024, the last reported sale price of our Class A common stock on Nasdaq was $0.29 per share. The aggregate market value of our outstanding Class A common stock held by non-affiliates, or public float, as of August 28, 2024, was approximately $16.60 million, which was calculated based on 28,377,992 shares of Class A common stock held by non-affiliates and the price of $0.585 per share, which was the closing price of our Class A common stock on Nasdaq on July 2, 2024. Pursuant to General Instruction I.B.6 of Form S-3, in no event will we sell our securities in a public primary offering with a value exceeding more than one-third of our public float in any 12-month period so long as our public float remains below $75 million. During the 12 calendar months prior to and including the date of this prospectus, we have not offered or sold any securities pursuant to General Instruction I.B.6 of Form S-3.

Investing in our securities being offered pursuant to this prospectus involves a high degree of risk. Before making an investment decision, you should carefully read and consider the risk factors beginning on page 6 of this prospectus, as well as those included in the periodic and other reports we file with the U.S. Securities and Exchange Commission (the “SEC”), and in an applicable prospectus supplement under the heading “Risk Factors.”

We may offer and sell the securities from time to time at fixed prices, at market prices, or at negotiated prices, to or through underwriters, to other purchasers, through agents, or through a combination of these methods. If any underwriters are involved in the sale of any securities with respect to which this prospectus is being delivered, the names of such underwriters and any applicable commissions or discounts will be set forth in a prospectus supplement. The offering price of such securities and the net proceeds we expect to receive from such sale will also be set forth in a prospectus supplement. See “Plan of Distribution” elsewhere in this prospectus for a more complete description of the ways in which the securities may be sold.

Neither the U.S. Securities and Exchange Commission nor any state securities commission nor any other regulatory body has approved or disapproved of these securities or determined if this prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

The date of this prospectus is September 6, 2024

i

ABOUT THIS PROSPECTUS

This prospectus is part of a registration statement that we filed with the SEC utilizing a “shelf” registration process. Under this shelf registration process, we may, from time to time, sell the securities described in this prospectus in one or more offerings, up to a total offering amount of $70,000,000.

This prospectus provides you with a general description of the securities we may offer. This prospectus and any accompanying prospectus supplements do not contain all of the information included in the registration statement. We have omitted parts of the registration statement in accordance with the rules and regulations of the SEC. Statements contained in this prospectus and any accompanying prospectus supplements about the provisions or contents of any agreement or other documents are not necessarily complete. If the SEC rules and regulations require that an agreement or other document be filed as an exhibit to the registration statement, please see that agreement or document for a complete description of these matters. This prospectus may be supplemented by a prospectus supplement that may add, update, or change information contained or incorporated by reference in this prospectus. You should read both this prospectus and any prospectus supplement or other offering materials together with additional information described under the headings “Where You Can Find Additional Information” and “Incorporation of Certain Information by Reference.”

Each time we sell securities under this shelf registration, we will provide a prospectus supplement that will contain certain specific information about the terms of that offering, including a description of any risks related to the offering. A prospectus supplement may also add, update, or change information contained in this prospectus (including documents incorporated herein by reference). If there is any inconsistency between the information in this prospectus and the applicable prospectus supplement, you should rely on the information in the prospectus supplement. The registration statement we filed with the SEC includes exhibits that provide more details on the matters discussed in this prospectus. You should read this prospectus and the related exhibits filed with the SEC and the accompanying prospectus supplement together with additional information described under the headings “Incorporation of Certain Information by Reference” before investing in any of the securities offered.

The information in this prospectus is accurate as of the date on the front cover. Information incorporated by reference into this prospectus is accurate as of the date of the document from which the information is incorporated. You should not assume that the information contained in this prospectus is accurate as of any other date.

You should rely only on the information provided or incorporated by reference in this prospectus or in the prospectus supplement. We have not authorized anyone to provide you with additional or different information. This document may only be used where it is legal to sell these securities.

As permitted by SEC rules and regulations, the registration statement of which this prospectus forms a part includes additional information not contained in this prospectus. You may read the registration statement and the other reports we file with the SEC at its website or at its offices described below under “Where You Can Find Additional Information.”

COMMONLY USED DEFINED TERMS

Unless otherwise indicated or the context requires otherwise, references in this prospectus to:

•	“2023 Annual Report” are to our annual report on Form 10-K (File No. 001-41761), filed with the SEC on March 18, 2024;

•	“Cheetah Net” are to Cheetah Net Supply Chain Service Inc., a corporation that was incorporated under the laws of the State of North Carolina;

•	“customs clearance” are to the act of obtaining permission to export or import merchandise from one country into another;

•	“IPO” are to the initial public offering of the Company;

•	“June 2024 Quarterly Report” are to our quarterly report on Form 10-Q (File No. 001-41761), filed with the SEC on August 13, 2024;

•	“March 2024 Quarterly Report” are to our quarterly report on Form 10-Q (File No. 001-41761), filed with the SEC on May 13, 2024;

•	“parallel-import vehicles” are to vehicles purchased by dealers directly from overseas markets and imported into the PRC for sale through channels other than manufacturers’ official distribution systems;

•	“PRC” or “China” are to the People’s Republic of China;

•	“U.S. dollars,” “USD,” “$,” and “dollars” are to the legal currency of the United States; and

•	“we,” “us,” “our,” “our Company,” or the “Company” are to Cheetah Net and its subsidiaries, as the case may be.

CAUTIONARY NOTE REGARDING FORWARD-LOOKING STATEMENTS

This prospectus, an applicable prospectus supplement, and our SEC filings that are incorporated by reference into this prospectus contain or incorporate by reference forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended (the “Securities Act”) and Section 21E of the Exchange Act of 1934, as amended (the “Exchange Act”). All statements other than statements of historical fact are “forward-looking statements,” including any projections of earnings, revenue or other financial items, any statements of the plans, strategies, and objectives of management for future operations, any statements concerning proposed new projects or other developments, any statements regarding future economic conditions or performance, any statements of management’s beliefs, goals, strategies, intentions, and objectives, and any statements of assumptions underlying any of the foregoing. The words “believe,” “anticipate,” “estimate,” “plan,” “expect,” “intend,” “may,” “could,” “should,” “potential,” “likely,” “projects,” “continue,” “will,” and “would” and similar expressions are intended to identify forward-looking statements, although not all forward-looking statements contain these identifying words. Forward-looking statements reflect our current views with respect to future events, are based on assumptions, and are subject to risks and uncertainties. We cannot guarantee that we actually will achieve the plans, intentions, or expectations expressed in our forward-looking statements and you should not place undue reliance on these statements. There are a number of important factors that could cause our actual results to differ materially from those indicated or implied by forward-looking statements. These important factors include those discussed under the heading “Risk Factors” contained or incorporated by reference in this prospectus and in the applicable prospectus supplement and any free writing prospectus we may authorize for use in connection with a specific offering. These factors and the other cautionary statements made in this prospectus should be read as being applicable to all related forward-looking statements whenever they appear in this prospectus. Except as required by law, we undertake no obligation to update publicly any forward-looking statements, whether as a result of new information, future events, or otherwise.

PROSPECTUS SUMMARY

Business Overview

Our Company

We are a provider of logistics and warehousing services, historically in connection with the sale of parallel-import vehicles sourced in the U.S. to be sold in the PRC market, and more recently for the transportation of other goods between the U.S. and the PRC. We began our operations in 2016 exclusively as a parallel-import vehicle dealer for luxury brand automobiles but have now focused on facilitating non-vehicle trade in view of the continued weakness for imported automobiles in the PRC.

From 2016 to the first half of 2022, we experienced significant growth in sales volume, revenue, and gross profit due to our core strengths and a favorable economic climate. Since the second half of 2022, our financial results have been impacted by the COVID-19 pandemic and the weak economic conditions in the PRC. Our financial results during 2023 and the first half of 2024 have been significantly impacted by these conditions. We sold 303 and 463 vehicles during the years ended December 31, 2023 and 2022, respectively, generating total revenue of $38.3 million and $55.2 million in these periods, representing a decrease of 30.5% from 2022 to 2023. We earned net income of $0.1 million for the year ended December 31, 2023, compared with net income of $0.8 million for the year ended December 31, 2022. Our net income for the year ended December 31, 2022 included approximately $1.3 million of subsidy income from a business recovery grant program. Sales to the PRC market represent a significant part of our revenue. During the years ended December 31, 2023 and 2022, sales to the PRC market accounted for approximately 78.7% and 93.1% of our revenue, respectively. Our unit sales during the first half of 2024 fell to 14 vehicles, a 92.0% decrease from the first half of 2023. See “Risk Factors—Operational Risks—Sales to the PRC market represented approximately 87.7%, 78.7%, and 93.1% of our revenue from parallel import vehicles for the six months ended June 30, 2024 and the years ended December 31, 2023 and 2022, respectively. Any negative impact to our ability to sell our products to our PRC customers could materially and adversely affect our results of operations and financial condition.” We reported $1.8 million in revenue during the first half of 2024 and a net loss of $1.2 million.

Since the second half of 2023, the market for new luxury vehicles in the PRC has been negatively impacted by weak economic conditions and a shift in consumer demand towards electric vehicles (“EVs”), mainly those produced domestically by PRC manufacturers. Luxury import brand dealers have responded to these threats by discounting the sale price of their vehicles, which has lately prevented us from generating a profit from the sale of parallel import vehicles. These adverse market conditions have continued in the third quarter of 2024 and we are unable to predict the point at which a positive spread between the price of vehicles sourced from brand manufacturers’ official distribution systems compared with those sourced via the parallel-import market will return.

To diversify our revenue and further leverage our in-depth expertise in the parallel-import vehicle industry, in February 2024, we successfully completed the acquisition of Edward Transit Express Group Inc. (“Edward”) and started providing our own logistics and warehousing services. For the six months ended June 30, 2024, we generated revenue of approximately $0.2 million from logistics and warehousing services, representing approximately 9.5% of our total revenue for the period.

Competitive Strengths

We believe the following competitive strengths are essential for our success and differentiate us from our competitors:

●	a visionary and experienced management team with strong financial and operational expertise;

●	in-depth industry experience and strong overseas procurement capabilities supported by knowledgeable management, our team marketing logistics and warehousing services, and professional purchasing agents of parallel-vehicle services; and

●	the ability to scale operation through a systematic approach to international services and procurement, which drive better pricing for customers.

Growth Strategies

We intend to develop our business and strengthen our brand loyalty by implementing the following strategies:

●	increase our focus on generating revenue from logistics and warehousing services to support non-vehicle international trade, using our financial service capabilities as a lead-in to grow our customer base; and

●	launch additional logistics and warehousing services and pursue additional strategic and financially attractive acquisitions.

Our Corporate Structure

As of the date of this prospectus, Cheetah Net holds 100% of the equity interests in the following entities:

•	(i) Allen-Boy International LLC, a limited liability company organized on August 31, 2016 under the laws of the State of Delaware;

•	(ii) Pacific Consulting LLC, a limited liability company organized on January 17, 2019 under the laws of the State of New York;

•	(iii) Entour Solutions LLC, a limited liability company organized on April 8, 2021 under the laws of the State of New York;

•	(iv) Cheetah Net Logistics LLC, a limited liability company organized on October 12, 2022 under the laws of the State of New York; and

•	(v) Edward, a corporation incorporated on July 14, 2010 under the laws of the State of California.

For more details on our corporate history, please refer to “Part I—Item 1. Business—Organizational Structure” in the 2023 Annual Report.

Recent Developments

On July 25, 2024, we entered into a placement agency agreement with FT Global Capital, Inc. on a best efforts basis, in connection with our public offering (the “July 2024 Offering”) of 6,479,663 shares of Class A common stock for a price of $0.23 per share, less certain placement agent fees. On the same day, we entered into a securities purchase agreement with certain institutional investors identified therein. On July 26, 2024, we closed the July 2024 Offering pursuant to the prospectus included in our registration statement on Form S-1, as amended (File No. 333-280743), which was initially filed with the SEC on July 10, 2024, and declared effective by the SEC on July 15, 2024. The July 2024 Offering resulted in gross proceeds to us of approximately $1.5 million, before deducing placement agent fees and other offering expenses.

On July 19, 2024, we entered into a lease agreement with an independent third party, Zina Development, LLC. Pursuant to the lease agreement, we are leasing office space for business operations in Irvine, California, with an area of approximately 15,000 square feet, with a lease term from July 23, 2024 to July 31, 2027, and a monthly base rent ranging from $42,000 to $45,000, adjusted gradually over the lease term. The office is used for general business operations. On June 28, 2024, we announced that we intended to relocate our executive offices from Charlotte, North Carolina to Los Angeles, California. This facility is expected to serve as our new executive office.

On July 2, 2024, our stockholders approved our third amended and restated articles of incorporation, which specify that we are authorized to issue 891,750,000 shares of Class A common stock, par value $0.0001 per share, and 108,250,000 shares of Class B common stock, par value $0.0001 per share. Holders of both classes have the same rights except for voting and conversion rights. In respect of matters requiring a stockholder vote, each holder of Class A common stock is entitled to one vote per share of Class A common stock and each holder of Class B common stock is entitled to 15 votes per share of Class B common stock. Due to the voting power of Class B common stock, the holders of Class B common stock currently and may continue to have a concentration of voting power, which limits the ability of holders of Class A common stock to influence corporate matters. See “Risk Factors—Trading Risks—The dual class structure of our common stock has the effect of concentrating voting control with our Chief Executive Officer, and his interests may not be aligned with the interests of our other stockholders.” Shares of Class B common stock are convertible into shares of Class A common stock at any time after issuance at the option of the holder on a one-to-one basis. Shares of Class A common stock are not convertible into shares of any other class. See “Description of Share Capital.” Unless the context requires otherwise, all references to the number of shares of Class A and Class B common stock to be outstanding is based on 30,627,992 shares of Class A common stock and 8,250,000 shares of Class B common stock issued and outstanding as of the date of this prospectus.

On May 23, 2024, we dissolved two wholly-owned subsidiaries, Canaan International LLC, a limited liability company organized on December 5, 2018 under the laws of the State of North Carolina, and Canaan Limousine LLC, a limited liability company organized on February 10, 2021 under the laws of the State of South Carolina.

On May 14, 2024, we entered into a placement agency agreement with AC Sunshine Securities LLC on a best efforts basis, relating to our public offering (the “May 2024 Offering”) of 13,210,000 shares of Class A common stock for a price of $0.62 per share, less certain placement agent fees. On the same day, we entered into a securities purchase agreement with purchasers identified therein. On May 15, 2024, we closed the May 2024 Offering pursuant to the prospectus included in our registration statement on Form S-1, as amended (File No. 333-276300), which was initially filed with the SEC on December 28, 2023, and declared effective by the SEC on April 26, 2024, and a registration statement on Form S-1 (File No. 333-279388) filed on May 13, 2024, pursuant to Rule 462(b) of the Securities Act. The May 2024 Offering resulted in gross proceeds to us of approximately $8.2 million, before deducting placement agent fees and other offering expenses.

Corporate Information

Our current executive offices are located at 6201 Fairview Road, Suite 225, Charlotte, North Carolina, 28210. Our telephone number at our principal executive office is (704) 826-7280. Our corporate website is https://www.cheetah-net.com. The information on our corporate website is not part of, and is not incorporated by reference into, this prospectus.

Summary of Risk Factors

Investing in our securities involves significant risks. You should carefully consider all of the information in this prospectus before making an investment in our securities. Below please find a summary of the principal risks we face, organized under relevant headings. These risks are discussed more fully in the section titled “Risk Factors.”

Economic, Political, and Market Risks (for a more detailed discussion, see “Risk Factors—Economic, Political, and Market Risks” beginning on page 6 of this prospectus)

Risks and uncertainties related to our business include, but are not limited to, the following:

•	Our business, financial condition, and results of operations have been and will likely continue to be materially adversely affected by the decreasing prices for vehicles sold in China’s market by luxury car manufacturers (see page 6 of this prospectus);

•	Changes in consumer demand in the PRC market towards fuel-efficient vehicles and electric vehicles, or a general declining purchasing power of PRC consumers, are adversely affecting our vehicle sales volumes and our results of operations (see page 7 of this prospectus);

•	The PRC government policies on the purchase and ownership of automobiles and stricter emission standards may further reduce the market demand for the automobiles we sell and thus negatively affect our business and growth prospects (see page 8 of this prospectus);

•	We facilitate the import of automobiles of foreign brands into the PRC market as parallel-import vehicles, and any adverse change in political relations between the PRC and the U.S. or any other country where those brands originate, including the ongoing trade conflicts between the U.S. and the PRC, may negatively affect our business (see page 9 of this prospectus); and

•	We are currently operating in a period of economic uncertainty and capital markets disruption, which has been significantly impacted by geopolitical instability due to the ongoing military conflicts between Russia and Ukraine and in the Middle East and the increasingly strained relationship between the U.S. and the PRC. Our business, financial condition and results of operations could be materially adversely affected by any negative impact on the global economy and capital markets resulting from the conflicts in Ukraine and the Middle East or any other geopolitical tensions (see page 9 of this prospectus).

Operational Risks (for a more detailed discussion, see “Risk Factors—Operational Risks” beginning on page 11 of this prospectus)

Risks and uncertainties related to our business include, but are not limited to, the following:

•	Our business relies on a few customers that each accounts for more than 10% of our total purchases, and interruption in any of their operations may have an adverse effect on our business, financial condition, and results of operations (see page 11 of this prospectus);

•	We have significantly reduced the number of independent contractors who serve as purchasing agents to acquire automobiles from U.S. dealers, and we may be unable to timely rehire or otherwise obtain a requisite number of such independent contractors should market conditions improve (see page 11 of this prospectus);

•	We launched our financial services in October 2022 and started providing our logistics and warehousing services in February 2024, some or all of which may not succeed, and may adversely affect our business, financial condition, and results of operations (see page 12 of this prospectus);

•	Sales to the PRC market represented approximately 87.7%, 78.7%, and 93.1% of our revenue from parallel-import vehicles for the six months ended June 30, 2024 and the years ended December 31, 2023 and 2022, respectively. Any negative impact to our ability to sell our products to our PRC customers could materially and adversely affect our results of operations and financial condition (see page 13 of this prospectus);

•	The COVID-19 pandemic adversely impacted our business, results of operations, and cash flows in 2022 (see page 14 of this prospectus);

•	Any negative publicity about us, our products and services, and our management may materially and adversely affect our reputation and business (see page 15 of this prospectus);

•	If we fail to attract, recruit, or retain our key personnel, including our executive officers, senior management, and key employees, our ongoing operations and growth could be affected (see page 17 of this prospectus); and

•	Future acquisitions may have an adverse effect on our ability to manage our business (see page 18 of this prospectus).

Legal, Regulatory, and Compliance Risks (for a more detailed discussion, see “Risk Factors—Legal, Regulatory, and Compliance Risks” beginning on page 18 of this prospectus)

Risks and uncertainties related to our business include, but are not limited to, the following:

•	We are subject to automotive, commercial lending, logistics and warehousing, and other laws and regulations in the U.S., which, if we are found to have violated, may adversely affect our business and results of operations (see page 18 of this prospectus);

•	Non-compliance with laws and regulations on the part of any third parties with which we conduct business could expose us to legal expenses, compensation to third parties, penalties, and disruptions of our business, which may adversely affect our results of operations and financial performance (see page 19 of this prospectus);

•	Third parties may claim that we infringe their proprietary intellectual property rights, which could cause us to incur significant legal expenses and prevent us from promoting our services (see page 19 of this prospectus);

•	We may from time to time be subject to claims, controversies, lawsuits, and legal proceedings, which could adversely affect our business, prospects, results of operations, and financial condition (see page 20 of this prospectus); and

•	As we generate a substantial portion of our revenue from customers doing business in the PRC market, we are subject to significant regulatory risks arising from the legal system in the PRC, which can change quickly with little advance notice (see page 20 of this prospectus).

Trading Risks (for a more detailed discussion, see “Risk Factors—Trading Risks” beginning on page 21 of this prospectus)

In addition to the risks described above, we are subject to general risks and uncertainties relating to this prospectus and the trading market, including, but not limited to, the following:

•	Assuming that we are able to sell the securities in one or more offerings under this prospectus and any accompanying prospectus supplements, we expect that the consummation of such offerings could cause the price of our Class A common stock to decline (see page 21 of this prospectus);

•	The market price of our Class A common stock may be volatile or may decline regardless of our operating performance, and you may not be able to resell your shares at or above the public offering price (see page 22 of this prospectus);

•	Our existing stockholders may experience immediate and substantial dilution in the net tangible book value of Class A common stock as a result of the offering under this prospectus and any accompanying prospectus supplements (see page 23 of this prospectus);

•	If we fail to maintain an effective system of internal controls, we may fail to meet our reporting obligations or be unable to accurately report our results of operations or prevent fraud, and investor confidence and the market price of our Class A common stock may be materially and adversely affected (see page 23 of this prospectus);

•	The dual class structure of our common stock has the effect of concentrating voting control with our Chief Executive Officer, and his interests may not be aligned with the interests of our other stockholders (see page 24 of this prospectus); and

•	We are an “emerging growth company” and a “smaller reporting company” under the JOBS Act, and we cannot be certain if the reduced disclosure requirements applicable to emerging growth companies and smaller reporting companies will make our common stock less attractive to investors (see page 25 of this prospectus).

Implications of Being an Emerging Growth Company

As a company with less than $1.235 billion in revenue during our last fiscal year, we qualify as an “emerging growth company” as defined in the Jumpstart Our Business Startups Act of 2012 (the “JOBS Act”). An “emerging growth company” may take advantage of reduced reporting requirements that are otherwise applicable to larger public companies. In particular, as an emerging growth company, we:

•	may present only two years of audited financial statements and only two years of related Management’s Discussion and Analysis of Financial Condition and Results of Operations;

•	are not required to provide a detailed narrative disclosure discussing our compensation principles, objectives, and elements and analyzing how those elements fit with our principles and objectives, which is commonly referred to as “compensation discussion and analysis”;

•	are not required to obtain an attestation and report from our auditors on our management’s assessment of our internal control over financial reporting pursuant to the Sarbanes-Oxley Act of 2002;

•	are not required to obtain a non-binding advisory vote from our stockholders on executive compensation or golden parachute arrangements (commonly referred to as the “say-on-pay,” “say-on frequency,” and “say-on-golden-parachute” votes);

•	are exempt from certain executive compensation disclosure provisions requiring a pay-for-performance graph and CEO pay ratio disclosure; and

•	are eligible to claim longer phase-in periods for the adoption of new or revised financial accounting standards under §107 of the JOBS Act.

We intend to take advantage of all of these reduced reporting requirements and exemptions, including the longer phase-in periods for the adoption of new or revised financial accounting standards under §107 of the JOBS Act. Our election to use the phase-in periods may make it difficult to compare our financial statements to those of non-emerging growth companies and other emerging growth companies that have opted out of the phase-in periods under §107 of the JOBS Act.

Under the JOBS Act, we may take advantage of the above-described reduced reporting requirements and exemptions until we no longer meet the definition of an emerging growth company. The JOBS Act provides that we would cease to be an “emerging growth company” at the end of the fiscal year in which the fifth anniversary of our initial sale of common equity pursuant to a registration statement declared effective under the Securities Act occurred, if we have more than $1.235 billion in annual revenue, have more than $700 million in market value of our Class A common stock held by non-affiliates, or issue more than $1 billion in principal amount of non-convertible debt over a three-year period.

RISK FACTORS

Investing in our securities involves risks. Before making an investment decision, you should carefully consider the risks described below, together with all of the other information appearing in this prospectus or incorporated by reference into this prospectus and any applicable prospectus supplement, in light of your particular investment objectives and financial circumstances. In addition to those risk factors, there may be additional risks and uncertainties of which management is not aware or focused on or that management deems immaterial. Our business, financial condition, or results of operations could be materially adversely affected by any of these risks. The trading price of our securities could decline due to any of these risks, and you may lose all or part of your investment.

Economic, Political, and Market Risks

Our business, financial condition, and results of operations have been and will likely continue to be materially adversely affected by the decreasing prices for vehicles sold in China’s market by luxury car manufacturers.

We purchase automobiles from the U.S. market and resell them to our customers, including both U.S. and PRC parallel-import vehicle dealers. Our success depends, in large part, on a high demand for luxury automobiles from end consumers in the PRC, who prefer parallel-import vehicles when they are cheaper than automobiles of the same brand and model purchased from local distributors authorized by the luxury car manufacturers.

Since the second half of 2023, the market for new luxury vehicles in the PRC has been negatively impacted by weak economic conditions and a shift in consumer demand towards EVs, mainly those produced by PRC manufacturers. Luxury import brand manufacturers have responded to these threats by discounting the sale price of their vehicles, which has resulted in a general inability to generate a profit from the sale of parallel-import vehicles. As the discounting trend continues, our financial condition, results of operations, and growth prospects have been and will likely continue to be adversely affected.

Availability and demand for our products and services may be adversely impacted by economic conditions and other factors.

Prior to the expansion of our services to facilitate the transportation of other goods between the U.S. and the PRC, we derived almost all of our revenue through the sale of parallel-import vehicles. In particular, we purchase automobiles from the U.S. market via a team of professional purchasing agents, and resell them to our customers, including both U.S. and PRC parallel-import vehicle dealers. The parallel-import vehicle dealership industry is influenced by general economic conditions, the level of personal discretionary spending, interest rates, exchange rates, fuel prices, supply conditions, and consumer transportation preferences. Uncertainty in the economy can negatively impact consumer spending. Global trade challenges that originated from the COVID-19 pandemic may re-emerge and may have long-lasting adverse impacts on us and our industry. For example, pandemic-related issues may exacerbate port congestion and cause intermittent supplier shutdowns and delays. Increased demand for personal electronics has created a shortfall of semiconductor chips, which in turn, has also adversely impacted the production of new vehicles, parts, and other supplies, reducing vehicle inventories in the U.S. market and increasing new vehicle prices as a result. In addition, local economic, competitive, and other conditions in the PRC affect the performance of PRC parallel-import vehicle dealers, who are our customers. Our operations are heavily influenced by the general economic conditions and consumer spending habits in the PRC market into which our vehicles are ultimately exported. See “—Changes in consumer demand in the PRC market towards fuel-efficient vehicles and EVs, or a general declining purchasing power of PRC consumers, are adversely affecting our vehicle sales volumes and our results of operations.”

We are in the relatively competitive parallel-import vehicle dealership industry, and we may not be able to compete successfully against existing or new competitors, which could reduce our market share and adversely affect our competitive position and financial performance.

The parallel-import vehicle dealership industry in the U.S. is relatively competitive and rapidly evolving, with many new companies joining the competition in recent years. We compete directly with other companies that sell parallel-import vehicles to the PRC, although most of our competitors are small family businesses that obtain U.S. automobiles through their family members or friends in the U.S. Competition can be increasingly intense and is expected to increase significantly in the future. The increased competition may lead to price reductions for vehicle sales, which may result in reduced margins and a loss of market share for us. We compete with other competitors on the following bases:

•	brand recognition;

•	quality of services;

•	effectiveness of sales and marketing efforts;

•	pricing and discount policies; and

•	hiring and retention of talented staff.

Our competitors may operate with different business models, have different cost structures, and may ultimately prove to be more successful or more adaptable to new regulatory, technological, and other developments. They may in the future achieve greater market acceptance and recognition and gain a greater market share. It is also possible that potential competitors may emerge and acquire a significant market share. If existing or potential competitors develop or offer services that provide significant performance, price, creative optimization, or other advantages over those offered by us, our business, results of operations, and financial condition would be negatively affected. Our existing and potential competitors may enjoy competitive advantages over us, such as longer operating history, greater brand recognition, larger client base, and better value-added services such as providing financial services for customers’ vehicle purchases. We may lose clients if we fail to compete successfully, which could adversely affect our financial performance and business prospects. We cannot guarantee that our strategies will remain competitive or successful in the future. Increasing competition may result in pricing pressure and loss of our market share, either of which could have a material adverse effect on our financial condition and results of operations.

Changes in consumer demand in the PRC market towards fuel-efficient vehicles and EVs, or a general declining purchasing power of PRC consumers, are adversely affecting our vehicle sales volumes and our results of operations.

As part of business operations, we generate revenue from the sale of luxury vehicles to both U.S. and PRC parallel-import vehicle dealers, who in turn resell those vehicles to end consumers in the PRC. As such, our sales are highly dependent on Chinese consumers’ demand. Volatile fuel prices have affected and may continue to affect the Chinese consumers’ preferences in connection with the sales of our vehicles. With rising fuel prices and changes in economic conditions, consumers are less likely to purchase large, expensive vehicles, such as sport utility vehicles or luxury automobiles, and more likely to purchase smaller, less expensive, and more fuel-efficient vehicles. Lower fuel prices, on the other hand, could have the opposite effect. As of December 31, 2023, all seven models in our inventory were in the luxury automobile brand segment, such as Mercedes GLS450, Land Rover Range Rover, Toyota Sequoia, Ram 1500 TRX, and Lexus LX600. See “Item 1. Business” in the 2023 Annual Report. As such, we could suffer a material adverse effect on our business and results of operations if fuel prices rise sharply. Fuel prices, improvements in electric vehicles, and more electric vehicle options have all contributed to increased consumer demand for fuel-efficient and EVs. As the demand for EVs rises, we may need to adapt by selling more fuel-efficient cars or EVs. In the event that we are unable to meet the consumer demand, our vehicle sales volumes and operating results may be adversely affected. Additionally, as we currently focus on luxury vehicle brands, our operations depend largely on the purchasing power of PRC consumers. The adverse impact of the COVID-19 pandemic and the implementation of restrictive governmental measures intended to control the spread of the virus (such as lockdowns, closures, quarantines, and travel bans), imposed significant challenges on China’s economy, which caused, and may continue to cause, a declining purchasing power of PRC consumers. In the event that the purchasing power of the PRC consumers continues to decline, and if we are unable to find substitute demand for our vehicles, our business, financial condition, and results of operations may be adversely affected.

Beginning in the second half of 2023, the market for new luxury vehicles in the PRC has been negatively impacted by weak economic conditions and a shift in consumer demand towards EVs, mainly those produced domestically by PRC manufacturers. Luxury import brand dealers have responded to these threats by discounting the sale price of their vehicles, which has significantly challenged our ability to generate a profit from the sale of parallel-import vehicles. Consistent with our strategy to focus only on profitable parallel-import vehicle transactions, our unit sales during the first half of 2024 fell to 14 vehicles, a 92.0% decrease from the first half of 2023. We reported $1.8 million in revenue during the first half of 2024 and a net loss of $1.2 million. These adverse market conditions are continuing into the third quarter of 2024 and we do not anticipate a significant sales rebound during the third quarter. We are unable to predict the point at which a positive spread between the price of vehicles sourced from brand manufacturers’ official distribution systems compared with those sourced via the parallel-import market will return. As a result, our financial condition, results of operations, and growth prospects have been adversely affected.

The PRC government policies on the purchase and ownership of automobiles and stricter emission standards may further reduce the market demand for the automobiles we sell and thus negatively affect our business and growth prospects.

The PRC government policies on automobile purchase and ownership may negatively affect our business and growth prospects because of their influence on our end consumer’s purchasing behavior. For example, to curb urban traffic congestion, certain cities in the PRC, such as Beijing, have adopted urban regulations and ordinances that limit new automobile registrations or restrict automobile use. Specifically, the Beijing municipal government has issued a number of measures effective December 23, 2010 to limit the number of new license plates to be issued each year. These and any future anti-congestion ordinances in China, which is our ultimate market, may restrict the ability of our end consumers to purchase automobiles and in turn reduce customer demand for automobiles.

Furthermore, the PRC government has recently promulgated laws, regulations, and policies to reduce automobile emissions. For example, on July 1, 2020, the PRC government began implementing the “Light Vehicle Pollutant Emission Limits and Measurement Methods (China Phase VI),” also known as the “National VI” emission standards for automobiles (the “National VI Standards”). In comparison to the National V requirements, this standard sets the most stringent emissions limit ever, requiring a 50% reduction in carbon monoxide emissions, total hydrocarbons, and total non-methane hydrocarbon emissions. Due to the implementation of the National VI Standards in 2020, the importation of “National V” light vehicles was banned from July 1, 2020, and the sale of “National V” vehicles was prohibited from January 1, 2021. As the National VI Standards came out, the parallel-import vehicle market suffered a significant decline from July 2020 to June 2021. Due to the non-authorized nature of parallel-import vehicles (that is, parallel-import vehicles are imported into the PRC market for sale through channels other than brand manufacturers’ official distribution systems), dealers of parallel-import vehicles usually could not provide information that only the car manufacturers could provide, and are thus unable to obtain the emission standard verification and the so-called “environmental protection information with the car list,” which are required for the parallel importation of the vehicles. Such policies also substantially reduced the market demand for the types and models of the parallel-import vehicles we sell, which are generally less fuel-efficient. It took a long time for the entire industry to explore new import methods to solve issues on environmental testing, import customs clearance, and other related processes so that parallel-import vehicles could be imported and sold in the PRC market under the requirements of the National VI Standards. Car dealers were able to adopt new import methods and customs clearance procedures for the PRC market in July 2021 and the market reopened (the “Market Reopening”). There is no guarantee that the PRC government will not continue to issue stricter regulations and policies relating to emission standards for automobiles sold in the PRC, which may further substantially reduce the market demand for our products. As a result, our financial condition, results of operations, and growth prospects may be adversely affected.

We facilitate the import of automobiles of foreign brands into the PRC market as parallel-import vehicles, and any adverse change in political relations between the PRC and the U.S. or any other country where those brands originate, including the ongoing trade conflicts between the U.S. and the PRC, may negatively affect our business.

The brands of automobiles we procure include Mercedes, BMW, Porsche, Lexus, Bentley, and Toyota. See “Item 1. Business” in the 2023 Annual Report. These brands originate from different countries outside the PRC, and almost all of our vehicles are purchased from the U.S. market and sold to U.S. and PRC parallel-import vehicle dealers. In the event of any significant deterioration in the PRC’s relations with the U.S. or any other countries from which these brands originate, customers in the PRC may refrain from purchasing some of the brands we sell, or legislation may be enacted that would negatively affect our business interests in the PRC. For example, due to the increased tariffs caused by the ongoing trade conflicts between the U.S. and China, the costs of importing and exporting raw materials for automotive manufacturing and finished automobiles have increased. Consequently, we must raise the prices of our vehicles to cover the increase in costs. Given that we cannot predict what actions may ultimately be taken with respect to tariffs or trade relations between the U.S. and China, our supply chain, costs, and profitability may be negatively impacted by the adoption and expansion of trade restrictions, the continuation of the trade conflicts, or other government actions related to tariffs, trade agreements, or related policies. Increasing costs or decreasing availability could slow our growth and negatively affect our financial results and operational metrics.

We are currently operating in a period of economic uncertainty and capital markets disruption, which has been significantly impacted by geopolitical instability due to the ongoing military conflicts between Russia and Ukraine and in the Middle East and the increasingly strained relationship between the U.S. and China. Our business, financial condition, and results of operations could be materially adversely affected by any negative impact on the global economy and capital markets resulting from the conflicts in Ukraine and the Middle East or any other geopolitical tensions.

U.S. and global markets are experiencing volatility and disruption following the escalation of geopolitical tensions and the military conflicts between Russia and Ukraine and in the Middle East. Although the length and impact of the ongoing military conflicts is highly unpredictable, the conflicts could lead to continuing market disruptions, including significant volatility in commodity prices, credit and capital markets, as well as supply chain interruptions.

The military conflict in Ukraine has led to sanctions and other penalties being levied by the United States, European Union, and other countries against Russia. Additional potential sanctions and penalties have also been proposed or threatened. Russian military actions and the resulting sanctions could adversely affect the global economy and financial markets and lead to instability and lack of liquidity in capital markets, potentially making it more difficult for us to obtain additional funds. Although our business has not been materially impacted by the ongoing military conflicts between Russia and Ukraine and in the Middle East to date, it is impossible to predict the extent to which our operations, or those of our suppliers and manufacturers, will be impacted in the short and long term, or the ways in which the conflict may impact our business. The extent and duration of the military action, sanctions and resulting market disruptions are impossible to predict, but could be substantial. Any such disruptions may also magnify the impact of other risks described in this prospectus.

In addition, the U.S.-PRC relationship has recently faced a daunting challenge, contributing to geopolitical instability worldwide. Because our sales to the PRC market represent a significant part of our revenue, our business relies on a stable economic and political relationship between the U.S. and the PRC. However, the tensions between the two countries have intensified since the COVID-19 pandemic, exemplified by the ongoing trade conflicts between U.S. and the PRC, and there is significant uncertainty about the future relationship between the two countries with respect to trade policies, treaties, government regulations, and tariffs. A deteriorating relationship between the U.S. and the PRC, or a prolonged stalemate between them, could materially adversely affect our business, results of operations, and financial condition.

We may be adversely affected by the effects of inflation and a potential recession in the U.S. and by a weakening economy in the PRC.

Inflation has the potential to adversely affect our liquidity, business, financial condition, and results of operations by increasing our overall cost structure, particularly if we are unable to achieve commensurate increases in the prices we charge our customers. The existence of inflation in the U.S. economy has resulted in, and may continue to result in, higher interest rates and capital costs, shipping costs, supply shortages, increased costs of labor, weakening exchange rates, and other similar effects. As a result of inflation, we have experienced and may continue to experience cost increases. In addition, poor economic and market conditions in the U.S. and the PRC, including a potential recession, may negatively impact market sentiment, decreasing the demand for automobiles, which would adversely affect our operating income and results of operations. If we are unable to take effective measures in a timely manner to mitigate the impact of inflation as well as a potential recession, our business, financial condition, and results of operations could be adversely affected.

Fluctuations in exchange rates could have a material and adverse effect on our results of operations and the value of your investment.

During the six months ended June 30, 2024 and the years ended December 31, 2023 and 2022, our sales to the Chinese market accounted for approximately 87.7%, 78.7%, and 93.1% of our revenue from parallel-import vehicles, respectively. As our sales to PRC customers are denominated in Renminbi (“RMB”) and we procure almost all of our automobile inventory in USD, we face exposure to foreign currency exchange rate fluctuations.

The value of the RMB against the USD may fluctuate and is affected by, among other things, changes in political and economic conditions and the foreign exchange policy adopted by the PRC government. On July 21, 2005, the PRC government changed its decade-old policy of pegging the value of the RMB to the U.S. dollar, and the RMB appreciated more than 20% against the U.S. dollar over the following three years. Between July 2008 and June 2010, this appreciation halted and the exchange rate between the RMB and the U.S. dollar remained within a narrow band. In August 2015, the People’s Bank of China (the “PBOC”) changed the way it calculates the mid-point price of the RMB against the USD, requiring the market-makers who submit for reference rates to consider the previous day’s closing spot rate, foreign-exchange demand and supply, as well as changes in major currency rates. In 2019, the RMB appreciated by approximately 1.9% against the U.S. dollar. In 2020, RMB appreciated by approximately 6.9% against the U.S. dollar. In 2021, RMB depreciated approximately 2.6% against the U.S. dollar. During the year ended December 31, 2022, RMB rapidly depreciated against the U.S. dollar by approximately 9%. It is difficult to predict how market forces or PRC or U.S. government policy, including any interest rate increases by the Federal Reserve, may impact the exchange rate between the RMB and the USD in the future. There remains significant international pressure on the PRC government to adopt a more flexible currency policy, including from the U.S. government, which has threatened to label China as a “currency manipulator,” which could result in greater fluctuation of the RMB against the USD. However, the PRC government may still at its discretion restrict access to foreign currencies for capital account or current account transactions in the future. Therefore, it is difficult to predict how market forces or government policies may impact the exchange rate between the RMB and the USD in the future. In addition, the PBOC regularly intervenes in the foreign exchange market to limit fluctuations in RMB exchange rates and achieve policy goals. To date, we have not entered into any hedging transactions in an effort to reduce our exposure to foreign currency exchange risk. While we may decide to enter into hedging transactions in the future, the availability and effectiveness of these hedges may be limited and we may not be able to hedge our exposure adequately or at all. If the exchange rate between the RMB and USD fluctuates in an unanticipated manner, our business, financial condition, and results of operations could be materially adversely affected.

If the PRC government imposes further restrictions and limitations on our PRC customers’ ability to transfer or distribute cash from the PRC to the U.S., our business, financial condition, and results of operations could be materially adversely affected.

The PRC government has imposed controls on the convertibility of the RMB into foreign currencies and, in certain cases, the remittance of currency out of the PRC. For instance, the Circular on Promoting the Reform of Foreign Exchange Management and Improving Authenticity and Compliance Review, or “SAFE Circular 3,” issued on January 26, 2017, provides that banks shall, when dealing with dividend remittance transactions from a domestic enterprise to its offshore shareholders of more than $50,000, review the relevant board resolutions, original tax filing form, and audited financial statements of such domestic enterprise based on the principle of genuine transaction. There is no guarantee that the PRC government will not further intervene or impose other restrictions on our PRC customers’ ability to transfer or distribute cash outside the PRC. In the event that the foreign exchange control system prevents our PRC customers from remitting their payments to the U.S., we may not be able to receive a substantial portion of our revenue. As a result, our business, financial condition, and results of operations may be adversely affected.

Operational Risks

Our business relies on a few customers that each accounts for more than 10% of our total purchases, and interruption in any of their operations will have an adverse effect on our business, financial condition, and results of operations.

During the six months ended June 30, 2024 and the years ended December 31, 2023 and 2022, we derived most of our revenue from a few customers. For the six months ended June 30, 2024, two parallel-import vehicle dealer accounted for 100% of the Company’s revenue from parallel-import vehicles. For the year ended December 31, 2023, our three largest clients accounted for 53.2%, 25.5%, and 20.2% of our total revenue, respectively. For the year ended December 31, 2022, our three largest customers each accounted for 28.4%, 25.7%, and 10.9% of our total revenue, respectively. Pursuant to a typical sales contract entered into between our Company and a PRC customer, we are required to (i) load the designated automobiles on a vessel by the time of shipment specified in the contract at a U.S. port of loading; (ii) facilitate export customs clearance; (iii) provide the PRC customer with information about the designated automobiles, quantity, invoice amount, vessel name, and departure date, and provide a bill of lading, packaging list, commercial invoice, and other necessary documents; and (iv) ensure that the sold automobiles are new, whereas the PRC customer (i) is responsible for import customs clearance and other relevant import issues; (ii) is required to bear all costs and risks once the designated automobiles arrive at the designated port of destination in the PRC; and (iii) is responsible for arranging payment as specified in the contract. Similarly, our U.S. major customers also enter into sales agreements for each automobile sold with us. According to a typical sales agreement entered into between our Company and a U.S. major customer, we will (i) sell the designated automobile to the U.S. major customer for the amount specified in the agreement and certify that all of the information provided therein is true and accurate to the best of our knowledge; (ii) deliver the automobile to the warehouse requested by the U.S. major customer; and (iii) provide the automobile title within three weeks of the completion of the transaction. Meanwhile, the U.S. major customer acknowledges that the automobile described therein is sold “as is” and that there is no guarantee or warranty, expressed or implied, with respect to the sold automobile. We can lose a major customer due to a variety of factors, including our ability to provide a steady supply of parallel-import vehicles. Even though we have a strong record of performance, we cannot guarantee that we will continue to maintain the business cooperation with these major customers at the same level, or at all. If any significant customer terminates its relationship with us, we cannot assure you that we will be able to secure an alternative arrangement with a comparable customer in a timely manner, or at all. Losing one or more of these major customers could adversely affect our revenue and profitability.

We have significantly reduced the number of independent contractors who serve as purchasing agents to acquire automobiles from U.S. dealers, and we may be unable to timely rehire or otherwise obtain a requisite number of such independent contractors should market conditions improve.

We procure our automobiles from U.S. automobile dealers through a team of third-party purchasing agents, who serve as independent contractors. We typically enter into an independent contractor agreement with each agent, where the agent agrees to (i) acquire the automobile identified by our Company and promptly transfer possession of the automobile to us; (ii) diligently execute all documents related to the transfer of title and delivery of the automobile; (iii) deliver the automobile without any physical damage, including all purchasing documents, user manuals, window sticker, keys, spare tires, and interior carpets; and (iv) acknowledge that the automobile is at all times the sole property of our Company insofar as we fulfill our obligation to fund all related costs of purchasing the automobile and to pay/reimburse all fees owed pursuant to the independent contractor agreement. Pursuant to the independent contractor agreement, we are required to pay the purchasing agent a service fee calculated according to an agreed-upon payment structure specified in the agreement, which includes (i) a base fee ranging from $500 to $2,000, depending on the model of the purchased automobile, and (ii) an incentive bonus that amounts to 25% of any further discount achieved by the agent beyond the pre-determined benchmark discount required for the purchased automobile. Such agreement also includes liability exemption clauses providing that the purchasing agent shall not be liable for any fines or lawsuits imposed by dealerships or manufacturers due to export infractions or infringements and we agree to indemnify, defend, and hold harmless the purchasing agent from and against any liability, losses, claims, costs, interests, penalties, expenses, and damages arising from any non-negligent execution of the role as purchasing agents on behalf of our Company. See “Item 1. Business” in the 2023 Annual Report. The purchasing agents are trained by our procurement specialists to negotiate for the best price with the U.S. dealers. While we have implemented a standardized system for recruiting, training, and managing professional purchasing agents, we cannot assure you that we will continue to maintain our cooperation with them at the same level, or at all. Such third-party purchasing agents are subject to their own unique operational and financial risks, which are beyond our control.

Since the second half of 2023, the market for new luxury vehicles in the PRC has been negatively impacted by weak economic conditions and a shift in consumer demand towards EVs, mainly those produced by PRC manufacturers. As part of our shift away from the parallel-import vehicle business due to ongoing weak market conditions in the PRC, we have significantly reduced the number of independent contractors who serve as purchasing agents to acquire automobiles from U.S. dealers. As of June 30, 2024 and December 31, 2023 and 2022, we worked with approximately 36, 389, and 342 purchasing agents, respectively. Should the market conditions in the PRC improve and the demand for parallel-import vehicles recovers, our ability to quickly scale up operations could be constrained by the need to rehire or otherwise engage a sufficient number of qualified purchasing agents. The process of recruiting, vetting, and onboarding new independent contractors can be time-consuming and resource intensive. If we are unable to timely rehire or otherwise obtain the requisite number of purchasing agents, our ability to capitalize on improved market conditions could be delayed or impaired, potentially resulting in missed business opportunities and an inability to generate anticipated revenue from the sale of parallel-import vehicles. This could have a material adverse effect on our business, financial condition, and results of operations.

We launched our financial services in October 2022 and started providing our logistics and warehousing services in February 2024, some or all of which may not succeed, and may adversely affect our business, financial condition, and results of operations.

As an adjunct business opportunity to our parallel-import vehicle business and to broaden and diversify our revenue sources, we launched our financial services in October 2022 and started providing our own logistics and warehousing services in February 2024 after completing the acquisition of Edward. We plan to develop these services initially to support our core business of supplying luxury vehicles to be imported into the PRC, and thereafter to build economies of scale by providing these new services to small- and medium-sized companies exporting vehicles from the U.S. or those engaged in the import or export of other products between the U.S. and the PRC or other destinations around the world. However, we have a relatively limited operating history and experience regarding these new services, and we may encounter difficulties as we advance our business operations, such as in marketing, selling, and deploying our financial services, maintaining our logistics and warehousing systems, and keeping pace with new technological trends and advances in the warehouse and logistics management.

The logistics and warehousing industry is highly competitive. We compete against major players in the market that have greater customer bases, volume, scale, resources, and market share than we do. Because convenience and reliability are a major concern for logistics and warehousing services users, customers tend to select a brand with a relatively large market share and proven reputation. In addition, our experience in expanding non-vehicle logistics and warehousing revenue is limited, and our success in these areas will depend on our ability to develop and scale an effective salesforce to market these services to international trading companies in the U.S. and the PRC. Our salesforce will market our services to international trading companies that have existing relationships with other logistics and warehousing companies. As building this salesforce requires significant investment in recruitment, training, and the development of marketing strategies tailored to the needs of a diverse client base, we may incur substantial expenses in accruing, retaining, and expanding our customer base through robust marketing campaigns and promotional activities, and we cannot assure you that these promotional efforts will be effective.

With respect to our financial services, although we need not conduct extensive marketing campaigns to find new customers since we have existing contacts with our peers and PRC parallel import car dealers who are interested in obtaining inventory financing from us, there is no assurance that our financial services will be successful because of our limited experience and operating history in this industry, as well as the substantial risk of delinquent debt. See “—We are subject to various risks associated with the commercial lending business due to our limited operating history of our newly launched financial services, and it is difficult to accurately forecast the future operating results and evaluate the business prospects of our financial service business.” and “—We have primarily funded our working capital needs from financing activities historically, and there is no assurance that we will always maintain positive cash flow in the near future or at all.” We may develop an online platform to facilitate our warehousing services, logistics services, and financial services, enabling us to automate and digitalize key steps of supply chain for our customers. These efforts, however, are costly and time-consuming, and may divert our resources from our parallel-import vehicle business. There can be no guarantee that these efforts will be successful and generate the expected return.

Sales to the PRC market represented approximately 87.7%, 78.7%, and 93.1% of our revenue from parallel-import vehicles for the six months ended June 30, 2024 and the years ended December 31, 2023 and 2022, respectively. Any negative impact to our ability to sell our products to our PRC customers could materially and adversely affect our results of operations and financial condition.

To date we have generated a significant portion of our revenue from sales to the PRC market. During the six months ended June 30, 2024 and the years ended December 31, 2023 and 2022, sales to the PRC market accounted for approximately 87.7%, 78.7%, and 93.1% of our revenue from parallel-import vehicles, respectively. As a result, any unforeseen events or circumstances that negatively impact our ability to sell our products to our PRC customers would materially and adversely affect our results of operations and financial condition. These negative events and circumstances include, but may not be limited to, the following:

•	an economic downturn in China;

•	political instability that could adversely affect our ability to deliver our products to consumers in a timely fashion;

•	changes in laws and regulations, in particular those with little advance notice;

•	a deterioration of relations or disruption of trade with the U.S., such as anti-U.S. campaigns, and the boycott of U.S. products;

•	tariffs and other trade barriers which could make it more expensive for us to deliver our products to consumers; and

•	increases in shipping costs for our products or other service issues with our third-party shippers, such as global availability of shipping containers, and related labor and fuel costs.

We are subject to various risks associated with the commercial lending business due to our limited operating history of our newly launched financial services, and it is difficult to accurately forecast the future operating results and evaluate the business prospects of our financial service business.

We launched our financial service business (commercial lending business) in October 2022 and completed our first lending transaction in the fourth quarter of 2023. Due to the limited operating history, our future performance may be more susceptible to certain risks than a company with a longer operating history in the commercial lending business. Many of the factors discussed below could adversely affect our business and prospects and future performance, including:

•	our ability to comply with applicable laws, regulations, and rules regarding commercial lending (see “—Legal, Regulatory, and Compliance Risks—We are subject to automotive, commercial lending, logistics and warehousing, and other laws and regulations in the U.S., which, if we are found to have violated, may adversely affect our business and results of operations” and “Item 1. Business—Governmental Regulations” in the 2023 Annual Report);

•	our ability to obtain a license in order to engage in the business of making loans if we are required to obtain such a license in the future (see “Item 1. Business” in the 2023 Annual Report);

•	our ability to maintain sufficient funds for commercial lending (see “—Operational Risks—We have primarily funded our working capital needs from financing activities historically, and there is no assurance that we will always maintain positive cash flow in the near future or at all”);

•	the continued growth and development of the commercial lending industry;

•	our ability to attract and retain long-term, quality customers with good credit and whether they can timely repay their borrowing from us; and

•	our ability to compete effectively with our competitors in the commercial lending industry.

We may not be successful in addressing the risks and uncertainties listed above, among others, which may materially and adversely affect our business, results of operations, financial condition, and future prospects.

We have primarily funded our working capital needs from financing activities historically, and there is no assurance that we will always maintain positive cash flow in the near future or at all.

As of June 30, 2024 and December 31, 2023 and 2022, we had working capital of approximately $12.4 million, $7.5 million, and $2.3 million, respectively. As of the date of this prospectus, we have funded our working capital needs primarily from financing activities. Specifically, as of June 30, 2024, we had cash of $6.3 million, and we recorded a total of approximately $0.6 million loans payable from revolving lines of credit.

Given that our business typically requires significant amounts of working capital to support our logistics and warehousing services and the provision of commercial lending, there is no assurance that we will always maintain positive cash flow in the near future or at all, as we expect to continually expand these two lines of businesses. Failure to maintain positive cash flow for the near term may adversely affect our ability to raise needed capital for our business on reasonable terms, diminish customer willingness to enter into transactions with us, and have other adverse effects that may decrease our long-term viability.

The COVID-19 pandemic adversely impacted our business, results of operations, and cash flows in 2022.

From 2019 to 2022, the COVID-19 pandemic resulted in the implementation of significant governmental measures, including lockdowns, closures, quarantines, and travel bans, intended to control the spread of the virus. The possibility of future recurrences of the COVID-19 pandemic or similar events may prompt governments across the world to implement similar actions. Such governmental actions, together with the development of the COVID-19 pandemic, could materially disrupt our business and operations, slow down the overall economy, curtail consumer spending, and make it difficult to adequately staff our operations.

Our operations were affected by the COVID-19 pandemic in 2022. First, the COVID-19 pandemic restricted our purchasing agents in the United States from freely purchasing designated automobiles at U.S. automobile dealerships, either due to the short supply of vehicles, store closings, or limited opening hours. Second, the COVID-19 pandemic adversely affected the market demand for our products. Specifically, people’s lifestyles have substantially changed during the COVID-19 pandemic. Due to the implementation of significant governmental measures in the PRC intended to control the spread of the virus, parallel-import vehicle consumers are less willing to spend, and their purchasing power has declined. Consequently, the market demand for luxury cars, which make up the vast majority of our inventory due to their high margin per vehicle, has decreased dramatically. As of the date of this prospectus, the spread of COVID-19 has been under control, for the year ended December 31, 2023 and during the six months ended June 30, 2024, the COVID-19 pandemic did not have a material impact on our financial positions and operating results.

Our business and results of operations may be harmed by the misconduct of authorized employees or third-party purchasing agents that have access to assets of our Company such as inventory, bank accounts, credit cards, and confidential information.

During the course of our business operations, some of our employees have access to certain valuable assets of our Company, such as automobile inventory, bank accounts, and confidential information. In the event of misconduct by such authorized employees, our Company could suffer significant losses. Employee misconduct may include misappropriating automobile inventory or bank accounts, falsifying inventory records or bank accounts, improper use or disclosure of confidential information to the public or our competitors, and failure to comply with our code of conduct or other policies or with federal or state laws or regulations regarding the use and safeguarding of classified or other protected information, import-export controls, and any other applicable laws or regulations. Third-party purchasing agent misconduct may include misappropriating automobile inventory or Company-issued credits cards, improper use or disclosure of confidential information to the public or our competitors, and failure to transfer the title of the purchased automobiles to our Company as required by the independent contractor agreement entered into between independent purchasing agents and our Company. See Note 18 of “Item 15. Exhibit and Financial Statement Schedules” in the 2023 Annual Report. Although we have implemented policies, procedures, and controls to prevent and detect these activities, these precautions may not prevent all intentional or negligent misconduct, and as a result, we could face unknown risks or losses. For example, a purchasing agent usually pays the deposit to automobile dealers using a Company-issued credit card. See “Item 1. Business” in the 2023 Annual Report. Although we have taken precautionary measures such as requesting each purchasing agent to sign a corporate card usage agreement to restrict the use of Company credit cards, an agent may violate the agreement and use the credit card for his or her own purposes, resulting in loss or damage to our Company. Furthermore, such unethical, unprofessional, or even criminal behavior by employees or agents could damage our reputation, result in fines, penalties, restitution, or other damages, and lead to the loss of current and future customers, all of which would adversely affect our business, financial condition, and results of operations.

Our insurance does not fully cover all of our operational risks, and changes in the cost of insurance or the availability of insurance could materially increase our insurance costs or result in a decrease in our insurance coverage.

We currently have insurance on our real property, comprehensive coverage for our vehicle inventory, general liability insurance, workers compensation, and employer liability insurance. In certain instances, our insurance may not fully cover an insured loss depending on the magnitude and nature of the claim. Additionally, changes in the cost of insurance or the availability of insurance in the future could substantially increase our costs to maintain our current level of coverage or could cause us to reduce our insurance coverage and increase the portion of our risks that we self-insure.

Any negative publicity about us, our products and services, and our management may materially and adversely affect our reputation and business.

We may from time to time receive negative publicity about us, our management, or our business. Certain of such negative publicity may be the result of malicious harassment or unfair competitive acts by third parties. We may even be subject to government or regulatory investigations as a result of such third-party conduct and may be required to spend significant time and incur substantial costs to defend ourselves against such third-party conduct, and we may not be able to conclusively refute each of the allegations within a reasonable period of time, or at all. Harm to our reputation and confidence of our customers can also arise for other reasons, including misconduct of our employees or any third-party business partners with whom we conduct business, including purchasing agents and logistics service providers. Our reputation may be materially and adversely affected as a result of any negative publicity, which in turn may cause us to lose market share, customers, industry partners, and other business partnerships.

Cybersecurity incidents could disrupt our business operations, result in the loss of critical and confidential information, adversely impact our reputation, and harm our business.

Cybersecurity threats and incidents directed at us could range from uncoordinated individual attempts to gain unauthorized access to information technology systems to sophisticated and targeted measures aimed at disrupting business or gathering personal data of customers. In the ordinary course of our business, we collect and store business information about our customers such as their names, addresses, and business licenses in Google Drive, a file storage platform developed by Google. The systems of third-party providers, such as Google, may experience material interruptions or failures due to a variety of events beyond our control. See “—We may experience operational system failures or interruptions that could materially harm our ability to conduct our operations.”

In addition, our business is reliant on the uninterrupted functioning of our Office Automation System, an information technology system we use to track our order status and monitor our business workflow (the “OA System”). The secure processing, maintenance, and transmission of information are critical to our operations, especially the processing and tracking of automobile and other good orders. Although we employ measures designed to prevent, detect, address, and mitigate these threats (including access controls, data encryption, vulnerability assessments, and maintenance of backup and protective systems), cybersecurity incidents, depending on their nature and scope, could potentially result in the misappropriation, destruction, corruption, or unavailability of critical data and confidential or proprietary information (our own or that of third parties, including potentially sensitive personal information of our customers) and the disruption of business operations. Any such compromises to our security could cause harm to our reputation, which could cause customers to lose trust and confidence in us or could cause purchasing agents to stop working for us. In addition, we may incur significant costs for remediation that may include liability for stolen assets or information, repair of system damage, and compensation to customers and business partners. We may also be subject to legal claims, government investigation, and additional state and federal statutory requirements.

The potential consequences of a material cybersecurity incident include regulatory violations of applicable U.S. and international privacy and other laws, reputational damage, loss of market value, litigation with third parties (which could result in our exposure to material civil or criminal liability), diminution in the value of the services we provide to our customers, and increased cybersecurity protection and remediation costs (that may include liability for stolen assets or information), which in turn could have a material adverse effect on our competitiveness and results of operations.

Our business, financial condition, and reputation may be substantially harmed by security breaches, interruptions, delays, and failures in our systems and operations.

With our OA System, we follow up on our business workflow and track the status of all orders. The performance and reliability of our systems and operations are critical to our business. Our systems and operations are vulnerable to security breaches, interruption, or malfunction due to certain events beyond our control, including natural disasters, such as earthquakes, fires, floods, power outages, telecommunication failures, break-ins, sabotage, computer viruses, and intentional acts of vandalism. Security breaches, interruptions, delays, or failures in our systems or operations can lead to lower quality service, increased costs, litigation and other consumer claims, and damage our reputation, all of which could have a significant impact on our financial condition and operating results.

Our business and financial condition may be substantially harmed by inventory losses caused by theft, vandalism, or accidents during transportation and/or warehousing.

Before we started our logistics and warehousing services, vehicles in our inventory comprise a large share of our total assets. As of June 30, 2024 and December 31, 2023, the value of our overall inventory amounted to approximately nil and $1.5 million, respectively. Additionally, we also stored in our warehouses a number of common products shipped for our customers and automobiles owned by our customers for our financial services in the form of inventory financing. See “Item 1. Business” in the 2023 Annual Report. If we maintain a large inventory, we bear the risk of damage and loss before delivering common products or sold automobiles to the warehouse designated by our customers or to the port for the shipping of common products or the automobiles to our customers. Despite our efforts to increase control by renting more secure warehouses space and hiring more qualified drivers for transportation, we remain subject to inventory losses caused by theft, vandalism, or accidents during transportation and/or warehousing. In addition, force majeure events such as flooding, fires, or hail may affect a large number of products held in stock. Such events may cause us to incur large damages, deprive us of a significant portion of the inventory, and reduce customer satisfaction if it leads to our failure to deliver common products or sold automobiles. If any of the foregoing occurs, our business, financial condition, and results of operations may be adversely affected.

We may experience operational system failures or interruptions that could materially harm our ability to conduct our operations.

We rely on the capacity, reliability, and security of third-party systems and software to support our operations. For example, we employ Google Drive to process, transmit, and store critical information. The systems of third-party providers may experience material interruptions or failures due to a variety of events beyond our control, including but not limited to, natural disasters, telecommunications failures, employee or customer error or misuse, targeted attacks, unauthorized access, fraud, computer viruses, denial of service attacks, terrorism, firewall or encryption failures, and other security problems. If any of the systems do not operate properly, are compromised, or are disabled, we could suffer adverse impact on our operations.

If we fail to manage our growth or execute our strategies and future plans effectively, we may not be able to take advantage of market opportunities or meet the demand of our customers.

We launched our financial services in October 2022 and also started providing our own logistics and warehousing services in February 2024 after completing the acquisition of Edward. See “Item 1. Business” in the 2023 Annual Report. We plan to develop these services initially to support our core business of importing luxury vehicles into the PRC, and thereafter to build economies of scale by providing these services to small- and medium-sized companies exporting vehicles from the U.S. or those engaged in the import or export of other products between the U.S. and the PRC or other destinations around the world. This expansion increases the complexity of our operations and may cause strain on our managerial, operational, and financial resources. We must continue to hire, train, and effectively manage new employees. In the event that our new hires fail to perform as expected, or if we fail to hire, train, manage, and integrate new employees, our business, financial condition, and results of operations may be materially adversely affected. The expansion of our services will also require us to maintain consistency in the quality of our services so that our market reputation is not damaged by any deviations in quality, whether actual or perceived.

Our future results of operations also depend largely on our ability to execute our future plans successfully. In particular, our continued growth may subject us to the following additional challenges and constraints:

•	we face challenges in ensuring the productivity of a large employee base and recruiting, training, and retaining highly skilled personnel, including areas of procurement, sales and marketing, and information technology for our growing operations;

•	we face challenges in responding to evolving industry standards and government regulation that impact our business, the logistics and warehousing industry, and the parallel-import vehicle dealership industry in general;

•	we may have limited experience for certain new services including financial services and logistics and warehousing services, and our expansion into these new services may not be profitable;

•	the technological or operational challenges may arise from the new services;

•	the execution of our future plans will be subject to the availability of funds to support the relevant capital investment and expenditures; and

•	the successful execution of our strategies is subject to factors beyond our control, such as general market conditions, and economic and political developments in the U.S. and globally.

All of these endeavors involve risks and will require significant management, financial, and human resources. We cannot assure you that we will be able to effectively manage our growth or to implement our strategies successfully. There is no assurance that the investment to be made by our Company as contemplated under our future plans will be successful and generate the expected return. If we are not able to manage our growth or execute our strategies effectively, or at all, our business, results of operations, and prospects may be materially and adversely affected.

If we fail to attract, recruit, or retain our key personnel, including our executive officers, senior management, and key employees, our ongoing operations and growth could be affected.

Our success depends, to a large extent, on the efforts of our key personnel, including Huan Liu, our founder and Chief Executive Officer, our other executive officers, senior management, and other key employees who have valuable experience, knowledge, and connections in cross-border trade as well as the automobile dealership industry. There is no assurance that these key personnel will not voluntarily terminate their employment with us. We do not carry, and do not intend to procure, key person insurance on any of our senior management team. The loss of any of our key personnel could be detrimental to our ongoing operations. Our success will also depend on our ability to attract and retain qualified personnel to manage our existing operations as well as our future growth. We may not be able to successfully attract, recruit, or retain key personnel, and this could adversely impact our financial condition, operating results, and business prospects.

Our ongoing operations and growth may be affected by the high percentage of foreign employees who do not have permanent work permits in the U.S., which may increase our turnover ratio.

The successful operation of our business depends on our ability to attract, motivate, and retain a sufficient number of skilled employees. From time to time, there may be a shortage of skilled labor in the logistics and warehousing industry in which we operate. As of June 30, 2024, we had 14 full-time employees, including five foreign employees who currently do not have permanent work permits in the U.S. In the event that some of our employees’ temporary work permits expire, we may face increased turnover rates and labor shortages, which could result in higher labor costs. In this case, if we are unable to recruit and retain sufficiently qualified individuals, our business, results of operations, financial condition, and growth prospects could be materially and adversely affected.

Future acquisitions may have an adverse effect on our ability to manage our business.

We may acquire businesses, technologies, services, or products that are complementary to our logistics and warehousing business. Future acquisitions may expose us to potential risks, including risks associated with the integration of new operations, services, and personnel, unforeseen or hidden liabilities, the diversion of resources from our existing business and technology, our potential inability to generate sufficient revenue to offset new costs, the expenses of acquisitions, or the potential loss of or harm to relationships with both employees and customers resulting from our integration of new businesses.

Any of the potential risks listed above could have a material adverse effect on our ability to manage our business, revenue, and net income. We may need to raise additional debt funding or sell additional equity securities to make such acquisitions. The raising of additional debt funding by our Company, if required, would result in increased debt service obligations and could result in additional operating and financing covenants, or liens on our assets, that would restrict our operations. The sale of additional equity securities could result in additional dilution to our stockholders.

Legal, Regulatory, and Compliance Risks

We are subject to automotive, commercial lending, logistics and warehousing, and other laws and regulations in the U.S., which, if we are found to have violated, may adversely affect our business and results of operations.

A number of U.S. federal and state laws and regulations applicable to automotive companies affect our business and conduct, including, but not limited to, our sales, operations, financing, insurance, and employment practices. The regulatory bodies that regulate our business include the Federal Maritime Commission, the Consumer Financial Protection Bureau, the Federal Trade Commission, the United States Department of Transportation, the Occupational Safety and Health Administration, the Department of Justice, the Federal Communications Commission, various state dealer licensing authorities, various state consumer protection agencies, and various state financial regulatory agencies. For example, the Federal Trade Commission has jurisdiction to investigate and enforce our compliance with certain consumer protection laws and has brought enforcement actions against auto dealers relating to a broad range of practices, including the sale and financing of value-added or add-on products and the collection, storage, and use of consumer personal information. Currently, we have a dealer license in North Carolina under Allen-Boy International LLC, which allows us to sell vehicles nationwide and export them worldwide. As we expand to other states, we may be subject to applicable vehicle dealer licensing laws in those states. In addition, the exportation aspect of our business is subject to the Code of Federal Regulation’s requirements for exportation under 19 CFR § 192.2 and the inspection of Customs. See “Item 1. Business” in the 2023 Annual Report. Furthermore, we are affected by federal and state laws and regulations that apply to commercial lending. In particular, our loans are governed by New York law. Under Article 9 of the New York Banking Law, a person or entity is required to obtain a license in order to engage in the business of making loans in the principal amount of $50,000 or less for business and commercial loans with an interest rate of over 16% per year. As the business and commercial loans in our financial services do not have a principal of $50,000 or less with an interest rate of over 16% per year, we are currently not required to obtain such a license. See “Item 1. Business” in the 2023 Annual Report and “—Operational Risks—We are subject to various risks associated with the commercial lending business due to our limited operating history of our newly launched financial services, and it is difficult to accurately forecast the future operating results and evaluate the business prospects of our financial service business.” Moreover, the Federal Maritime Commission issues licenses to qualified ocean transportation intermediaries (“OTIs”) in the U.S. and requires that all OTIs be bonded or provide other proof of financial responsibility. Edward, a subsidiary of our Company, is currently the holder of an OTI license and is authorized to conduct business as a non-vessel-operating common carrier services, facilitating the transportation of cargo by water via common carriers between the U.S., its territories or possessions, and foreign countries. As we develop our logistics and warehousing services, Edward is required to renew this license every three years. Moreover, we may also be subject to laws and regulations involving taxes, tariffs, pricing, content protection, electronic contracts and communications, mobile communications, consumer protection, and information-reporting requirements, as well as privacy laws, anti-money laundering laws, and federal and state wage-hour, anti-discrimination, and other employment practices laws. For example, under the Immigration and Nationality Act, a foreign national is eligible for employment authorization in the U.S. only with an employment-related green card (permanent residency), an exchange visitor work and study visa, or a temporary (non-immigrant) worker visa, such as an H-1B visa. In particular, the H-1B visa is a nonimmigrant work visa that allows U.S. employers to hire foreign workers for specialty jobs that require a bachelor’s degree or equivalent. H-1B status can be granted initially for up to three years, and can be extended for another three years. H-1B holders who reach that six-year maximum must leave the U.S. and remain outside for at least one year before being eligible for a new six years of H-1B. As of June 30, 2024, we had 14 full-time employees, including five foreign employees who do not have permanent work permits in the U.S. and currently work under H-1B visas or student visas. In the event that some of our employees’ temporary work permits expire, we may face increased turnover rates and labor shortages, which could result in higher labor costs. See “—Operational Risks—Our ongoing operations and growth may be affected by the high percentage of foreign employees who do not have permanent work permits in the U.S., which may increase our turnover ratio.” We are also subject to laws and regulations affecting public companies, including securities laws and exchange listing rules. See “Item 1. Business” in the 2023 Annual Report. Any failure to comply with these laws and regulations may result in the assessment of administrative, civil or criminal penalties, the imposition of investigatory remedial obligations or the issuance of injunctions limiting or prohibiting our operations.

Non-compliance with laws and regulations on the part of any third parties with which we conduct business could expose us to legal expenses, compensation to third parties, penalties, and disruptions of our business, which may adversely affect our results of operations and financial performance.

Third parties with which we conduct business, including purchasing agents, logistics service providers, and our customers may be subject to regulatory penalties or punishments because of their regulatory compliance failures or infringement upon other parties’ legal rights, which may, directly or indirectly, disrupt our business. We cannot be certain whether such third parties have violated any regulatory requirements or infringed or will infringe on any other parties’ legal rights, which could expose us to legal expenses or compensation to third parties, or both.

We, therefore, cannot rule out the possibility of incurring liabilities or suffering losses due to any non-compliance by third parties. There is no assurance that we will be able to identify irregularities or non-compliance in the business practices of third parties with which we conduct business, or that such irregularities or non-compliance will be corrected in a prompt and proper manner. Any legal liabilities and regulatory actions affecting third parties involved in our business may affect our business activities and reputation, and may in turn affect our business, results of operations, and financial performance.

Moreover, regulatory penalties or punishments against our business stakeholders such as vehicle suppliers and consumers, whether or not resulting in any legal or regulatory implications upon us, may nonetheless cause business interruptions or even suspension of these business stakeholders, which could in turn disrupt our usual course of business and result in material negative impact on our business operations, results of operation and financial condition.

Third parties may claim that we infringe their proprietary intellectual property rights, which could cause us to incur significant legal expenses and prevent us from promoting our services.

We cannot be certain that our operations or any aspects of our business do not or will not infringe upon or otherwise violate trademarks, patents, copyrights, know-how, or other intellectual property rights held by third parties. We may from time to time in the future be subject to legal proceedings and claims relating to the intellectual property rights of others. In addition, there may be third-party trademarks, patents, copyrights, know-how, or other intellectual property rights that are infringed by our products and services. There could also be existing intellectual property of which we are not aware that our products and services may inadvertently infringe.

If any third-party infringement claims are brought against us, we may be forced to divert management’s time and other resources from our business and operations to defend against these claims, regardless of their merits. Additionally, the application and interpretation of intellectual property right laws and the procedures and standards for granting trademarks, patents, copyrights, know-how, or other intellectual property rights are evolving and may be uncertain, and we cannot assure you that courts or regulatory authorities would agree with our analysis. Such claims, even if they do not result in liability, may harm our reputation. If we were found to have violated the intellectual property rights of others, we may be subject to liability for our infringement activities or may be prohibited from using such intellectual property, and we may incur licensing fees or be forced to develop alternatives of our own. As a result, our business and financial performance may be materially and adversely affected.

We may from time to time be subject to claims, controversies, lawsuits, and legal proceedings, which could adversely affect our business, prospects, results of operations, and financial condition.

We may from time to time become subject to or involved in various claims, controversies, lawsuits, and legal proceedings. However, claims and threats of lawsuits are subject to inherent uncertainties, and we are uncertain whether any of these claims would develop into a lawsuit. Lawsuits, or any type of legal proceeding, may cause our Company to incur defense costs, utilize a significant portion of our resources, and divert management’s attention from our day-to-day operations, any of which could harm our business. Any settlements or judgments against our Company could have a material adverse impact on our financial condition, results of operations, and cash flows. In addition, negative publicity regarding claims or judgments made against our Company may damage our reputation and may result in a material adverse impact on us.

We may be the subject of allegations, harassment, or other detrimental conduct by third parties, which could harm our reputation and cause them to lose market share and customers.

We may be subject to allegations by third parties or purported former employees, negative Internet postings, and other adverse public exposure on our business, operations, and staff compensation. We may also become the target of harassment or other detrimental conduct by third parties or disgruntled former or current employees. Such conduct may include complaints, anonymous or otherwise, to regulatory agencies, media, or other organizations. We may be subject to government or regulatory investigation or other proceedings as a result of such third-party conduct and may be required to spend significant time and incur substantial costs to address such third-party conduct, and there is no assurance that we will be able to conclusively refute each of the allegations within a reasonable period of time, or at all. Additionally, allegations, directly or indirectly against our Company, may be posted on the Internet, including social media platforms by anyone on an anonymous basis. Any negative publicity on our Company or our management can be quickly and widely disseminated. Social media platforms and devices immediately publish the content of their users’ posts, often without filters or checks on the accuracy of the content posted. The information posted may be inaccurate and adverse to our Company, and it may harm our reputation, business, or prospects. The harm may be immediate without affording us an opportunity for redress or correction. Our reputation may be negatively affected as a result of the public dissemination of negative and potentially false information about our business and operations, which in turn may cause us to lose market shares and customers.

As we generate a substantial portion of our revenue from customers doing business in the PRC market, we are subject to significant regulatory risks arising from the legal system in the PRC, which can change quickly with little advance notice.

During the six months ended June 30, 2024 and the years ended December 31, 2023 and 2022, our direct sales to the PRC market accounted for approximately 87.7%, 78.7%, and 93.1% of our revenue from parallel-import vehicles, respectively. As we generate a substantial portion of our revenue from customers doing business in the PRC market, we are subject to significant regulatory risks arising from the legal system in the PRC, which could cause the value of our securities to significantly decline or become worthless.

The PRC legal system is based on written statutes. Unlike common law systems, it is a system in which legal cases have limited value as precedents. In the late 1970s, the PRC government began to promulgate a comprehensive system of laws and regulations governing economic matters in general. The legislation over the past five decades has significantly increased the protection afforded to foreign companies selling to customers in the PRC. Since these laws and regulations are relatively new and the PRC legal system continues to rapidly evolve, however, the interpretations of many laws, regulations, and rules are not always uniform and enforcement of these laws, regulations, and rules involve uncertainties.

From time to time, we may have to resort to administrative and court proceedings to enforce our legal rights related to selling parallel-import vehicles or providing logistics services to PRC customers. Since PRC administrative and court authorities have significant discretion in interpreting and implementing statutory and contractual terms, however, it may be more difficult to evaluate the outcome of administrative and court proceedings and the level of legal protection we enjoy in the PRC legal system than in more developed legal systems. Furthermore, the PRC legal system is based in part on government policies, internal rules, and regulations (some of which are not published in a timely manner or at all) that may have retroactive effect and may change quickly with little advance notice. We cannot predict the effects of future developments in the PRC legal system on our ability to sell parallel-import vehicles or providing logistics services to PRC customers, including the promulgation of new laws, or changes to existing laws or the interpretation or enforcement thereof. Recently, the PRC government adopted a series of regulatory actions and issued statements to regulate business operations in China with little advance notice, including cracking down on illegal activities in the securities market, adopting new measures to extend the scope of cybersecurity reviews, and expanding the efforts in anti-monopoly enforcement. If the PRC government were to adopt similar regulatory actions on the parallel-import vehicle industry or international trade in China, it could result in material changes in our PRC customers’ operations. Such uncertainties, including uncertainties over the scope and effect of our contractual, property (including intellectual property), and procedural rights, and any failure to respond to changes in the regulatory environment in China could materially and adversely affect our business and impede our ability to continue selling parallel-import vehicles or providing logistics services to PRC customers.

Further, the PRC government has significant oversight and discretion over every sector of the Chinese economy, and may intervene or influence our PRC customers’ operations at any time as the government deems appropriate to further regulatory, political, and societal goals, which could adversely affect our ability to sell parallel-import vehicles or providing logistics services to our PRC customers and/or the value of our Class A common stock. The PRC government has recently published new policies that significantly affected certain industries, such as the education and Internet industries, and we cannot rule out the possibility that it will in the future release regulations or policies regarding the parallel-import vehicle industry or international trade that could adversely affect our business, financial condition, and results of operations. Furthermore, if China adopts more stringent standards with respect to certain areas, such as environmental protection or corporate social responsibilities, our PRC customers may, directly or indirectly, incur increased compliance costs or become subject to additional restrictions in their operations, which could adversely affect our ability to sell parallel-import vehicles or providing logistics services to PRC customers. In addition, we cannot predict the effects of future developments in the PRC legal system on our ability to sell parallel-import vehicles or providing logistics services to PRC customers, including the promulgation of new laws, or changes to existing laws or the interpretation or enforcement thereof.

Trading Risks

Assuming that we are able to sell the securities in one or more offerings under this prospectus and any accompanying prospectus supplements, we expect that the consummation of such offerings could cause the price of our Class A common stock to decline.

This prospectus is part of a registration statement that we filed with the SEC utilizing a “shelf” registration process. Under this shelf registration process, we may, from time to time, sell the securities described in this prospectus in one or more offerings, up to a total offering amount of $70,000,000. We cannot predict the effect, if any, that market sales of securities or the availability of those securities for sale will have on the market price of our Class A common stock.

The securities offered in one or more offerings under this prospectus and any accompanying prospectus supplements, may be resold in the public market immediately without restriction, unless purchased by our “affiliates” as that term is defined in Rule 144 under the Securities Act, which may be resold only if registered under the Securities Act or in accordance with the requirements of Rule 144 or another applicable exemption from the registration requirements of the Securities Act. If one or more securityholders sell substantial amounts of Class A common stock in the public market, or the market perceives that such sales may occur, the market price of the Class A common stock and our ability to raise capital through an issue of equity securities in the future could be adversely affected.

The market price of our Class A common stock may be volatile or may decline regardless of our operating performance, and you may not be able to resell your shares at or above the public offering price.

The public offering price for our Class A common stock may be determined through negotiations involving us, the underwriter or placement agent involved if applicable, and the prospective investors in the offering and may vary from the market price of our Class A common stock following our public offering. If you purchase shares of our Class A common stock in our public offering, you may not be able to resell those shares at or above the public offering price. We cannot assure you that the public offering price of our Class A common stock, or the market price following this public offering, will equal or exceed prices in privately negotiated transactions of our shares that have occurred from time to time prior to this public offering. The market price of our Class A common stock may fluctuate significantly in response to numerous factors, many of which are beyond our control, including:

•	actual or anticipated fluctuations in our revenue and other operating results;

•	the financial projections we may provide to the public, any changes in these projections or our failure to meet these projections;

•	actions of securities analysts who initiate or maintain coverage of us, changes in financial estimates by any securities analysts who follow our Company, or our failure to meet these estimates or the expectations of investors;

•	announcements by us or our competitors of significant products or features, technical innovations, acquisitions, strategic partnerships, joint ventures, or capital commitments;

•	price and volume fluctuations in the overall stock market, including as a result of trends in the economy as a whole;

•	lawsuits threatened or filed against us; and

•	other events or factors, including those resulting from war or incidents of terrorism, or responses to these events.

In addition, the stock markets have experienced extreme price and volume fluctuations that have affected and continue to affect the market prices of equity securities of many companies. Stock prices of many companies have fluctuated in a manner unrelated or disproportionate to the operating performance of those companies. In the past, stockholders have filed securities class litigation following periods of market volatility. If we were to become involved in securities litigation, it could subject us to substantial costs, divert resources and the attention of management from our business, and adversely affect our business.

The price of our Class A common stock could be subject to rapid and substantial volatility.

There have been instances of extreme stock price run-ups followed by rapid price declines and strong stock price volatility with recent public offerings, especially among those with relatively smaller public floats. As a small-capitalization company with a relatively small public float, we may experience greater stock price volatility, extreme price run-ups, lower trading volume, and less liquidity than large-capitalization companies. In particular, our Class A common stock may be subject to rapid and substantial price volatility, low volumes of trades, and large spreads in bid and ask prices. Such volatility, including any stock run-ups, may be unrelated to our actual or expected operating performance and financial condition or prospects, making it difficult for prospective investors to assess the rapidly changing value of our Class A common stock.

In addition, if the trading volumes of our Class A common stock are low, persons buying or selling in relatively small quantities may easily influence the price of our Class A common stock. This low volume of trades could also cause the price of our Class A common stock to fluctuate greatly, with large percentage changes in price occurring in any trading day session. Holders of our Class A common stock may also not be able to readily liquidate their investment or may be forced to sell at depressed prices due to low volume trading. Broad market fluctuations and general economic and political conditions may also adversely affect the market price of our Class A common stock. As a result of this volatility, investors may experience losses on their investment in our Class A common stock. A decline in the market price of our Class A common stock also could adversely affect our ability to issue additional shares of Class A common stock or other of our securities and our ability to obtain additional financing in the future. No assurance can be given that an active market in our Class A common stock will develop or be sustained. If an active market does not develop, holders of our Class A common stock may be unable to readily sell the shares they hold or may not be able to sell their shares at all.

A possible “short squeeze” due to a sudden increase in demand of our Class A common stock that largely exceeds supply may lead to further price volatility in our Class A common stock.

Investors may purchase our Class A common stock to hedge existing exposure in our Class A common stock or to speculate on the price of our Class A common stock. Speculation on the price of our Class A common stock may involve long and short exposures. To the extent aggregate short exposure exceeds the number of shares of our Class A common stock available for purchase in the open market, investors with short exposure may have to pay a premium to repurchase our Class A common stock for delivery to lenders of our Class A common stock. Those repurchases may, in turn, dramatically increase the price of our Class A common stock until investors with short exposure are able to purchase additional Class A common stock to cover their short position. This is often referred to as a “short squeeze.” A short squeeze could lead to volatile price movements in our common stock that are not directly correlated to the performance or prospects of our Company and once investors purchase the shares of Class A common stock necessary to cover their short position the price of our Class A common stock may decline.

Our existing stockholders may experience immediate and substantial dilution in the net tangible book value of Class A common stock as a result of the offering under this prospectus and any accompanying prospectus supplements.

The public offering price of our Class A common stock may be substantially lower than the as-adjusted net tangible book value per share of our Class A common stock. Consequently, upon completion of one or more offerings under this prospectus and any accompanying prospectus supplements, our existing stockholders will incur immediate dilution, and they may experience further dilution to the extent that additional shares of Class A common stock are issued upon exercise of outstanding options we may grant from time to time.

You may experience future dilution as a result of future equity offerings or other equity issuances.

We may in the future issue additional shares of our Class A common stock or other securities convertible into or exchangeable for shares of our Class A common stock. We cannot assure you that we will be able to sell shares of our Class A common stock or other securities in any other offering or other transactions at a price per share that is equal to or greater than the price per share paid by investors in the offering under this prospectus and any accompanying prospectus supplements. The price per share at which we sell additional shares of our Class A common stock or other securities convertible into or exchangeable for our Class A common stock in future transactions may be higher or lower than the price per share in the offering under this prospectus and any accompanying prospectus supplements.

If we fail to maintain an effective system of internal controls, we may fail to meet our reporting obligations or be unable to accurately report our results of operations or prevent fraud, and investor confidence and the market price of our Class A common stock may be materially and adversely affected.

We are a public company in the United States subject to the Sarbanes-Oxley Act of 2002. Section 404 of the Sarbanes-Oxley Act of 2002 requires that we include a report of management on our internal control over financial reporting in our annual report on 10-K beginning with our annual report for the year ending December 31, 2024. In addition, once we cease to be an “emerging growth company,” as such term is defined in the JOBS Act, our independent registered public accounting firm must attest to and report on the effectiveness of our internal control over financial reporting. Our management has concluded that our internal controls and procedures were effective at the reasonable assurance level as of June 30, 2024.

Although our management concluded that our internal control over financial reporting is effective, our independent registered public accounting firm, after conducting its own independent testing, may issue a report that is qualified, if it is not satisfied with our internal controls or the level at which our controls are documented, designed, operated, or reviewed, or if it interprets the relevant requirements differently from us. In addition, as we are a public company, our reporting obligations may place a significant strain on our management, operational, and financial resources and systems for the foreseeable future. We may be unable to complete our evaluation testing and any required remediation in a timely manner.

We may not be able to maintain the listing of our Class A common stock on the Nasdaq Capital Market.

Our Class A common stock is listed on the Nasdaq Capital Market. There can be no assurance that we will be able to maintain the listing standards of that exchange, which includes requirements that we maintain our stockholders’ equity, total value of shares held by unaffiliated stockholders, and market capitalization above certain specified levels. On July 11, 2024, we received a letter from the Listing Qualifications Department of Nasdaq notifying us that for the last 30 consecutive business days the closing bid price for our Class A common stock was below $1.00 per share, which is the minimum closing bid price required for continued listing on the Nasdaq Capital Market pursuant to Nasdaq Listing Rule 5550(a)(2) (collectively, the “Notice”). In accordance with Nasdaq Listing Rule 5810(c)(3)(A), we are provided a compliance period of 180 calendar days from the date of the Notice, or until January 7, 2025, to regain compliance with the minimum closing bid price requirement. If we fail to conform to the Nasdaq listing requirements on an ongoing basis, our Class A common stock may cease to trade on the Nasdaq Capital Market exchange, and may move to the OTCQB or OTC Pink Markets operated by OTC Markets Group, Inc. These quotation services are generally considered to be markets that are less efficient and that provide less liquidity in the shares than the Nasdaq Capital Market.

Substantial future sales of our Class A common stock or the anticipation of future sales of our Class A common stock in the public market could cause the price of our Class A common stock to decline.

Sales of substantial amounts of our Class A common stock in the public market after one more offerings under this prospectus and any accompanying prospectus supplements, or the perception that such sales could occur, could cause the market price of our Class A common stock to decline. An aggregate of 30,627,992 shares of Class A common stock are outstanding as of the date of this prospectus. Under this shelf registration process, we may, from time to time, sell the securities described in this prospectus in one or more offerings, up to a total offering amount of $70,000,000. Sales of these shares into the market could cause the market price of our Class A common stock to decline.

The dual class structure of our common stock has the effect of concentrating voting control with our Chief Executive Officer, and his interests may not be aligned with the interests of our other stockholders.

We have a dual-class voting structure consisting of Class A and Class B common stock. Under this structure, holders of Class A common stock are entitled to one vote per share of Class A common stock, and holders of Class B common stock are entitled to 15 votes per share of Class B common stock, which may cause the holders of Class B common stock to have an unbalanced, higher concentration of voting power. As of the date of this prospectus, Mr. Huan Liu, our Chief Executive Officer and the sole stockholder of Class B common stock, beneficially owns 8,250,000 shares, or 100%, of our issued Class B common stock, representing approximately 80.16% of the voting rights in our Company. As a result, until such time as his voting power is below 50%, Mr. Huan Liu as the controlling stockholder has substantial influence over our business, including decisions regarding mergers, consolidations, and the sale of all or substantially all of our assets, election of directors, and other significant corporate actions. He may take actions that are not in the best interests of us or our other stockholders. These corporate actions may be taken even if they are opposed by our other stockholders. Further, such concentration of voting power may discourage, prevent, or delay the consummation of transactions that stockholders may consider favorable, including ones in which stockholders might otherwise receive a premium for their shares. Future issuances of shares of Class B common stock may also be dilutive to the holders of Class A common stock. As a result, the market price of our Class A common stock could be adversely affected.

If securities or industry analysts do not publish research or reports about our business, or if they publish a negative report regarding our Class A common stock, the price of our Class A common stock and trading volume could decline.

Any trading market for our Class A common stock may depend in part on the research and reports that industry or securities analysts publish about us or our business. We do not have any control over these analysts. If one or more of the analysts who cover us downgrade us, the price of our Class A common stock would likely decline. If one or more of these analysts cease coverage of our Company or fail to regularly publish reports on us, we could lose visibility in the financial markets, which could cause the price of our Class A common stock and the trading volume to decline.

Our management has broad discretion to determine how to use the funds raised in the offering and may use them in ways that may not enhance our results of operations or the price of our Class A common stock.

We intend to use the net proceeds from the sale of securities we offer as indicated in the applicable prospectus supplement, information incorporated by reference, or free writing prospectus. Our management will have significant discretion as to the use of the net proceeds to us from the offering under this prospectus and any accompanying prospectus supplements, and could spend the proceeds in ways that do not improve our results of operations or enhance the market price of our Class A common stock.

Anti-takeover provisions in our third amended and restated articles of incorporation and our bylaws may discourage, delay, or prevent a change in control.

Some provisions of our third amended and restated articles of incorporation, which became effective on July 8, 2024, and our bylaws, which became effective on July 28, 2022, may discourage, delay, or prevent a change in control of our Company or management that stockholders may consider favorable, including, among other things, the following:

•	provisions that authorize our board of directors to issue shares with preferred, deferred, or other special rights or restrictions without any further vote or action by our stockholders; and

•	provisions that restrict the ability of our stockholders to call meetings and to propose special matters for consideration at stockholder meetings.

Since we are deemed a “controlled company” within the meaning of the Nasdaq listing rules, we are allowed to follow certain exemptions from certain corporate governance requirements that could adversely affect our public stockholders.

Following the offering under this prospectus and any accompanying prospectus supplements, our largest stockholder, Mr. Huan Liu, will continue to indirectly hold more than a majority of the voting power of our outstanding common stock shares and will be able to determine all matters requiring approval by our stockholders. Under the Nasdaq listing rules, a company of which more than 50% of the voting power is held by an individual, group, or another company is a “controlled company” and is permitted to phase in its compliance with the independent committee requirements. Although we do not intend to rely on the “controlled company” exemptions under the Nasdaq listing rules even though we are deemed a “controlled company,” we could elect to rely on these exemptions in the future. If we were to elect to rely on the “controlled company” exemptions, a majority of the members of our board of directors might not be independent directors and our nominating and corporate governance and compensation committees might not consist entirely of independent directors. Accordingly, if we rely on the exemptions, during the period we remain a controlled company and during any transition period following a time when we are no longer a controlled company, you would not have the same protections afforded to stockholders of companies that are subject to all of the corporate governance requirements of Nasdaq.

We are an “emerging growth company” and a “smaller reporting company” under the JOBS Act, and we cannot be certain if the reduced disclosure requirements applicable to emerging growth companies and smaller reporting companies will make our common stock less attractive to investors.

We are an “emerging growth company” and a “smaller reporting company” as defined in the JOBS Act, and we may take advantage of certain exemptions from various reporting requirements that are applicable to other public companies that are not “emerging growth companies” and “smaller reporting companies” including, but not limited to, not being required to comply with the auditor attestation requirements of Section 404 of the Sarbanes-Oxley Act, reduced disclosure obligations regarding executive compensation in our periodic reports and proxy statements, and exemptions from the requirements of holding a nonbinding advisory vote on executive compensation and stockholder approval of any golden parachute payments not previously approved.

In addition, Section 107 of the JOBS Act also provides that an “emerging growth company” can take advantage of the extended transition period provided in Section 7(a)(2)(B) of the Securities Act for complying with new or revised accounting standards. In other words, an “emerging growth company” can delay the adoption of certain accounting standards until those standards would otherwise apply to private companies. We have elected to take advantage of the extended transition period for complying with new or revised accounting standards.

We will remain an “emerging growth company” until December 31, 2028, the last day of the fiscal year following the fifth anniversary of the date of the first sale of our Class A common stock pursuant to our registration statement on form S-1 (file No. 333-271185), although we will lose that status sooner if our revenue exceeds $1.235 billion, if we issue more than $1 billion in non-convertible debt in a three-year period, or if the market value of our Class A common stock that is held by non-affiliates exceeds $700 million as of the last day of our most recently completed second fiscal quarter.

We may continue to be a smaller reporting company even after we are no longer an emerging growth company. We may take advantage of certain of the scaled disclosures available to smaller reporting companies and will be able to take advantage of these scaled disclosures for so long as (i) the market value of our common stock held by non-affiliates is equal to or less than $250 million as of the last business day of the most recently completed second fiscal quarter, or (ii) our annual revenue is equal to or less than $100 million during the most recently completed fiscal year and the market value of our common stock held by non-affiliates is equal to or less than $700 million as of the last business day of the most recently completed second fiscal quarter.

We cannot predict if investors will find our Class A common stock less attractive because we may rely on these exemptions. If some investors find our Class A common stock less attractive as a result, there may be a less active trading market for our Class A common stock and our stock price may be more volatile. In addition, taking advantage of reduced disclosure obligations may make comparison of our financial statements with other public companies difficult or impossible. If investors are unable to compare our business with other companies in our industry, we may not be able to raise additional capital as and when we need it, which may materially and adversely affect our financial condition and results of operations.

Our pre-IPO stockholders are able to sell their shares of Class A common stock subject to restrictions under Rule 144 under the Securities Act.

Our pre-IPO stockholders are able to sell their shares of Class A common stock under Rule 144. Because these stockholders may have paid a lower price per share of our Class A common stock than participants in the offering under this prospectus and any accompanying prospectus supplements, when they are able to sell their pre-IPO shares under Rule 144, they may be more willing to accept a lower sales price than the offering price. This fact could impact the trading price of the Class A common stock following the completion of the offering, to the detriment of participants in the offering. Under Rule 144, before our pre-IPO stockholders can sell their shares, in addition to meeting other requirements, they must meet the required holding period and the volume limitations on affiliate sales.

USE OF PROCEEDS

We intend to use the net proceeds from the sale of securities we offer as indicated in the applicable prospectus supplement, information incorporated by reference, or free writing prospectus.

DILUTION

If required, we will set forth in a prospectus supplement the following information regarding any material dilution of the equity interests of investors purchasing securities in an offering under this prospectus:

●	the net tangible book value per share of our equity securities before and after the offering;

●	the amount of the increase in such net tangible book value per share attributable to the cash payments made by purchasers in the offering; and

●	the amount of the immediate dilution from the public offering price which will be absorbed by such purchasers.

DESCRIPTION OF SHARE CAPITAL

The following description of our share capital is a summary only and not meant to be complete, but is subject to and qualified in its entirety by our third amended and restated articles of incorporation and our bylaws, and by the provisions of the applicable North Carolina law. Reference is made to our third amended and restated articles of incorporation, copies of which are filed as an exhibit to the registration statement of which this prospectus is a part.

Common Stock

On July 11, 2022, our stockholders approved our amended and restated articles of incorporation for reclassification of our authorized shares of common stock into shares of Class A common stock and shares of Class B common stock. On April 28, 2023, our stockholders approved our second amended and restated articles of incorporation, which specified that we were authorized to issue 91,750,000 shares of Class A common stock, par value $0.0001 per share, and 8,250,000 shares of Class B common stock, par value $0.0001 per share. On July 2, 2024, our stockholders approved our third amended and restated articles of incorporation, which further specify that we are authorized to issue 891,750,000 shares of Class A common stock, par value $0.0001 per share, and 108,250,000 shares of Class B common stock, par value $0.0001 per share. We also have the authority to issue 500,000 shares of preferred stock as deemed necessary with a par value per share equal to the par value per share of the Class A common stock. As of the date of this prospectus, there are 30,627,992 shares of Class A common stock and 8,250,000 shares of Class B common stock issued and outstanding. Holders of Class A common stock and Class B common stock have the same rights except for voting and conversion rights. All of the outstanding shares of Class A and Class B common stock are validly issued, fully paid, and non-assessable. No shares of preferred stock are outstanding.

•	Governing Documents. Holders of shares of our common stock have the rights set forth in our third amended and restated articles of incorporation, bylaws, and applicable North Carolina law;

•	Dividend Rights and Distributions. Subject to preferences that may be applicable to any outstanding preferred stock, the holders of our common stock are entitled to share equally in dividends, if any, as may be declared from time to time by the board of directors out of funds legally available for that purpose;

•	Ranking. Our common stock ranks junior with respect to dividend rights and rights upon our liquidation, dissolution, or winding up to all other securities and indebtedness. In the event of liquidation, dissolution, or winding up, the holders of our common stock would be entitled to share equally on a per share basis, after payment or provision for payment of all our debts and liabilities, and all of our remaining assets available for distribution;

•	Conversion Rights. Shares of Class B common stock are convertible into shares of Class A common stock at any time after issuance at the option of the holder on a one-to-one basis. Shares of Class A common stock are not convertible into shares of any other class;

•	Voting Rights. Each holder of Class A common stock is entitled to one vote per share of Class A common stock and each holder of Class B common stock is entitled to 15 votes per share of Class B common stock;

•	Preemptive Rights. The holders of our common stock have no preemptive rights; and

•	Redemption. We have no obligation or right to redeem our common stock.

Articles of Incorporation, Bylaws, and Statutory Provisions Having Potential “Anti-takeover” Effects

The following paragraphs summarize certain provisions of our third amended and restated articles of incorporation, bylaws, and North Carolina law that may have the effect, or be used as a means, of delaying or preventing attempts to acquire or take control of the Company, or to remove or replace incumbent directors, that are not first approved by our board, even if those proposed actions are favored by our stockholders.

•	Authorized Shares. Our third amended and restated articles of incorporation currently authorize the issuance of 1,000,000,000 shares of common stock, par value $0.0001 per share, including 891,750,000 shares of Class A common stock and 108,250,000 shares of Class B common stock. Our board of directors is authorized to approve the issuance of shares of our common stock from time to time. This provision gives our board flexibility to effect, among other transactions, financings, acquisitions, stock dividends, stock splits, and grants of stock options. However, the authority of our board of directors also could be used, consistent with its fiduciary duty, to deter future attempts to gain control of the Company by issuing additional common stock to persons friendly to management in order to attempt to block a tender offer, merger or other transaction by which a third party seeks to gain control.

•	Special Meetings of Stockholders. Our bylaws provide that special meetings of our stockholders may be called only by or at the direction of (a) our board of directors, (b) the President of the Company, or (c) stockholders holding at least 20% of all the votes entitled to be cast on any issue proposed to be considered at the proposed special meeting.

•	Amendment of Bylaws. Subject to certain limitations under North Carolina law, our bylaws may be amended or repealed by either our board of directors or our stockholders. Therefore, our board of directors may amend or repeal bylaws without the approval of our stockholders, to the extent permitted under North Carolina law. However, a bylaw adopted, amended, or repealed by our stockholders might not be readopted, amended or repealed by our board of directors alone unless our articles of incorporation or a bylaw adopted by our stockholders authorizes our board of directors to adopt, amend or repeal that particular bylaw or the bylaws generally.

•	Action Without Meeting. To the fullest extent permitted by the North Carolina Business Corporation Act, stockholders may take action without a meeting by written consent as to such matters and in accordance with such requirements and procedures authorized by the North Carolina Business Corporation Act. Unless otherwise permitted by the North Carolina Business Corporation Act, such written consent must be signed by all stockholders.

Listing

Our Class A common stock is listed on the Nasdaq Capital Market under the ticker symbol “CTNT.”

Transfer Agent

The transfer agent of our Class A common stock is VStock Transfer, LLC. Its address is 18 Lafayette Place, Woodmere, New York 11598.

History of Share Capital

The following is a history of our share capital during the last three years.

Conversion in March 2022

On March 1, 2022, our Company was converted to a corporation under its current name by filing articles of incorporation including articles of conversion with the North Carolina Secretary of State. As of March 1, 2022, the numbers of shares of common stock held by our stockholders were as follows:

Stockholder	Number of Shares of Common Stock	Percentage of Total Shares of Common Stock
Huan Liu	8,250,000	55%
Xianggeng Huang	2,250,000	15%
Xiaolin Tang	1,500,000	10%
Yan Xiao	1,500,000	10%
Yingchang Yuan	1,200,000	8%
Shuang Li	300,000	2%
Total	15,000,000	100%

Re-classification of Common Stock in July 2022

On July 11, 2022, our stockholders approved the re-classification of 8,250,000 shares of our issued common stock held by Huan Liu into 8,250,000 shares of Class B common stock.

On July 11, 2022, our stockholders approved the re-classification of our issued common stock into Class A common stock as set out in the table below:

Stockholder	Number of Shares of Class A Common Stock	Percentage of Total Shares of Class A Common Stock
Xianggeng Huang	2,250,000	33.3%
Xiaolin Tang	1,500,000	22.2%
Yan Xiao	1,500,000	22.2%
Yingchang Yuan	1,200,000	17.8%
Shuang Li	300,000	4.5%
Total	6,750,000	100%

Share Issuances in July 2022

On July 12, 2022, we issued an aggregate of 1,666,000 shares of Class A common stock to the following stockholders pursuant to a subscription agreement entered into on June 27, 2022:

Purchaser	Number of Shares of Class A Common Stock	Consideration
Rapid Proceed Limited	1,000,000	$1,800,000
Yan Bai	666,000	$1,198,800

IPO in August 2023

On August 3, 2023, we closed our IPO of 1,250,000 shares of Class A common stock at a price of $4.00 per share.

Edward Acquisition in February 2024

On February 2, 2024, we closed the acquisition of Edward and issued 1,272,329 shares of Class A common stock in such transaction.

May 2024 Offering

On May 15, 2024, we closed the May 2024 Offering and issued an aggregate of 13,210,000 shares of Class A common stock to certain investors at a price of $0.62 per share.

July 2024 Offering

On July 25, 2024, we closed the July 2024 Offering and issued an aggregate of 6,479,663 shares of Class A common stock to certain institutional investors at a price of $0.23 per share.

DESCRIPTION OF DEBT SECURITIES

General

As used in this prospectus, the term “debt securities” means the debentures, notes, bonds, and other evidence of indebtedness that we may issue from time to time. The debt securities will either be senior debt securities or subordinated debt securities. Debt securities will be issued under an indenture between us and a trustee to be named therein. We have filed the forms of indentures as exhibits to the registration statement of which this prospectus is a part. We may issue debt securities which may or may not be converted into shares of our Class A common stock or Class B common stock. It is likely that convertible debt securities will not be issued under an indenture. We may issue the debt securities independently or together with any underlying securities, and debt securities may be attached or separate from the underlying securities.

The following description is a summary of selected provisions relating to the debt securities that we may issue. The summary is not complete. When debt securities are offered in the future, a prospectus supplement, information incorporated by reference, or a free writing prospectus, as applicable, will explain the particular terms of those securities and the extent to which these general provisions may apply. The specific terms of the debt securities as described in a prospectus supplement, information incorporated by reference, or free writing prospectus will supplement and, if applicable, may modify or replace the general terms described in this section.

This summary and any description of debt securities in the applicable prospectus supplement, information incorporated by reference, or free writing prospectus is subject to and is qualified in its entirety by reference to all the provisions of any specific debt securities document or agreement. We will file each of these documents, as applicable, with the SEC and incorporate them by reference as an exhibit to the registration statement of which this prospectus is a part on or before the time we issue a series of debt securities. See “Where You Can Find Additional Information” and “Incorporation of Certain Information by Reference” below for information on how to obtain a copy of a debt securities document when it is filed.

When we refer to a series of debt securities, we mean all debt securities issued as part of the same series under the applicable indenture.

Terms

The applicable prospectus supplement, information incorporated by reference, or free writing prospectus, may describe the terms of any debt securities that we may offer, including, but not limited to, the following:

●	the title of the debt securities;

●	the total amount of the debt securities;

●	the amount or amounts of the debt securities will be issued and interest rate;

●	the conversion price at which the debt securities may be converted;

●	the date on which the right to convert the debt securities will commence and the date on which the right will expire;

●	if applicable, the minimum or maximum amount of debt securities that may be converted at any one time;

●	if applicable, a discussion of material federal income tax consideration;

●	if applicable, the terms of the payoff of the debt securities;

●	the identity of the indenture agent, if any;

●	the procedures and conditions relating to the conversion of the debt securities; and

●	any other terms of the debt securities, including terms, procedure, and limitation relating to the exchange or conversion of the debt securities.

Form, Exchange, and Transfer

We may issue the debt securities in registered form or bearer form. Debt securities issued in registered form, namely, book-entry form, will be represented by a global security registered in the name of a depository, which will be the holder of all the debt securities represented by the global security. Those investors who own beneficial interests in global debt securities will do so through participants in the depository’s system, and the rights of these indirect owners will be governed solely by the applicable procedures of the depository and its participants. In addition, we may issue debt securities in non-global form, i.e., bearer form. If any debt securities are issued in non-global form, debt securities certificates may be exchanged for new debt securities certificates of different denominations, and holders may exchange, transfer, or convert their debt securities at the debt securities agent’s office or any other office indicated in the applicable prospectus supplement, information incorporated by reference or free writing prospectus.

Prior to the conversion of their debt securities, holders of debt securities convertible for shares of Class A common stock or Class B common stock will not have any rights of holders of shares of Class A common stock or Class B common stock, and will not be entitled to dividend payments, if any, or voting rights of the shares of Class A common stock or Class B common stock.

Conversion of Debt Securities

A debt security may entitle the holder to purchase, in exchange for the extinguishment of debt, an amount of securities at a conversion price that will be stated in the debt security. Debt securities may be converted at any time up to the close of business on the expiration date set forth in the terms of such debt security. After the close of business on the expiration date, debt securities not exercised will be paid in accordance with their terms.

Debt securities may be converted as set forth in the applicable offering material. Upon receipt of a notice of conversion properly completed and duly executed at the corporate trust office of the indenture agent, if any, or to us, we will forward, as soon as practicable, the securities purchasable upon such exercise. If less than all of the debt security represented by such security is converted, a new debt security will be issued for the remaining debt security.

DESCRIPTION OF WARRANTS

General

We may issue warrants to purchase our securities. We may issue the warrants independently or together with any underlying securities, and the warrants may be attached or separate from the underlying securities. We may also issue a series of warrants under a separate warrant agreement to be entered into between us and a warrant agent. The warrant agent will act solely as our agent in connection with the warrants of such series and will not assume any obligation or relationship of agency for or with holders or beneficial owners of warrants.

The following description is a summary of selected provisions relating to the warrants that we may issue. The summary is not complete. When warrants are offered in the future, a prospectus supplement, information incorporated by reference, or a free writing prospectus, as applicable, will explain the particular terms of those securities and the extent to which these general provisions may apply. The specific terms of the warrants as described in a prospectus supplement, information incorporated by reference, or free writing prospectus will supplement and, if applicable, may modify or replace the general terms described in this section.

This summary and any description of warrants in the applicable prospectus supplement, information incorporated by reference, or free writing prospectus is subject to and is qualified in its entirety by reference to all the provisions of any specific warrant document or agreement, if applicable. We will file each of these documents, as applicable, with the SEC and incorporate them by reference as an exhibit to the registration statement of which this prospectus is a part on or before the time we issue a series of warrants. See “Where You Can Find Additional Information” and “Incorporation of Certain Information by Reference” below for information on how to obtain a copy of a warrant document when it is filed.

When we refer to a series of warrants, we mean all warrants issued as part of the same series under the applicable warrant agreement.

Terms

The applicable prospectus supplement, information incorporated by reference, or free writing prospectus, may describe the terms of any warrants that we may offer, including, but not limited to, the following:

●	the title of the warrants;

●	the total number of warrants;

●	the price or prices at which the warrants will be issued;

●	the price or prices at which the warrants may be exercised;

●	the currency or currencies that investors may use to pay for the warrants;

●	the date on which the right to exercise the warrants will commence and the date on which the right will expire;

●	whether the warrants will be issued in registered form or bearer form;

●	information with respect to book-entry procedures, if any;

●	if applicable, the minimum or maximum amount of warrants that may be exercised at any one time;

●	if applicable, the designation and terms of the underlying securities with which the warrants are issued and the number of warrants issued with each underlying security;

●	if applicable, the date on and after which the warrants and the related underlying securities will be separately transferable;

●	if applicable, a discussion of material federal income tax considerations;

●	if applicable, the terms of redemption of the warrants;

●	the identity of the warrant agent, if any;

●	the procedures and conditions relating to the exercise of the warrants; and

●	any other terms of the warrants, including terms, procedures, and limitations relating to the exchange and exercise of the warrants.

Warrant Agreement

We may issue the warrants in one or more series under one or more warrant agreements, each to be entered into between us and a bank, trust company, or other financial institution as warrant agent. We may add, replace, or terminate warrant agents from time to time. We may also choose to act as our own warrant agent or may choose one of our subsidiaries to do so.

The warrant agent under a warrant agreement will act solely as our agent in connection with the warrants issued under that agreement. Any holder of warrants may, without the consent of any other person, enforce by appropriate legal action, on its own behalf, its right to exercise those warrants in accordance with their terms.

Form, Exchange, and Transfer

We may issue the warrants in registered form or bearer form. Warrants issued in registered form, i.e., book-entry form, will be represented by a global security registered in the name of a depository, which will be the holder of all the warrants represented by the global security. Those investors who own beneficial interests in a global warrant will do so through participants in the depository’s system, and the rights of these indirect owners will be governed solely by the applicable procedures of the depository and its participants. In addition, we may issue warrants in non-global form, i.e., bearer form. If any warrants are issued in non-global form, warrant certificates may be exchanged for new warrant certificates of different denominations, and holders may exchange, transfer, or exercise their warrants at the warrant agent’s office or any other office indicated in the applicable prospectus supplement, information incorporated by reference, or free writing prospectus.

Prior to the exercise of their warrants, holders of warrants exercisable for shares of Class A common stock or Class B common stock will not have any rights of holders of shares of Class A common stock or Class B common stock and will not be entitled to dividend payments, if any, or voting rights of the shares of Class A common stock or Class B common stock.

Exercise of Warrants

A warrant will entitle the holder to purchase for cash an amount of securities at an exercise price that will be stated in, or that will be determinable as described in, the applicable prospectus supplement, information incorporated by reference, or free writing prospectus. Warrants may be exercised at any time up to the close of business on the expiration date set forth in the applicable offering material. After the close of business on the expiration date, unexercised warrants will become void. Warrants may be redeemed as set forth in the applicable offering material.

Warrants may be exercised as set forth in the applicable offering material. Upon receipt of payment and the warrant certificate properly completed and duly executed at the corporate trust office of the warrant agent or any other office indicated in the applicable offering material, we will forward, as soon as practicable, the securities purchasable upon such exercise. If less than all of the warrants represented by such warrant certificate are exercised, a new warrant certificate will be issued for the remaining warrants.

DESCRIPTION OF RIGHTS

We may issue rights to purchase our securities. The rights may or may not be transferable by the persons purchasing or receiving the rights. In connection with any rights offering, we may enter into a standby underwriting or other arrangement with one or more underwriters or other persons pursuant to which such underwriters or other persons would purchase any offered securities remaining unsubscribed for after such rights offering. Each series of rights will be issued under a separate rights agent agreement to be entered into between us and one or more banks, trust companies, or other financial institutions, as rights agent, that we will name in the applicable prospectus supplement. The rights agent will act solely as our agent in connection with the rights and will not assume any obligation or relationship of agency or trust for or with any holders of rights certificates or beneficial owners of rights.

The prospectus supplement relating to any rights that we offer will include specific terms relating to the offering, including, among other matters:

●	the date of determining the security holders entitled to the rights distribution;

●	the aggregate number of rights issued and the aggregate amount of securities purchasable upon exercise of the rights;

●	the exercise price;

●	the conditions to completion of the rights offering;

●	the date on which the right to exercise the rights will commence and the date on which the rights will expire; and

●	any applicable federal income tax considerations.

Each right would entitle the holder of the rights to purchase for cash the principal amount of securities at the exercise price set forth in the applicable prospectus supplement. Rights may be exercised at any time up to the close of business on the expiration date for the rights provided in the applicable prospectus supplement. After the close of business on the expiration date, all unexercised rights will become void.

If less than all of the rights issued in any rights offering are exercised, we may offer any unsubscribed securities directly to persons other than our security holders, to or through agents, underwriters, or dealers, or through a combination of such methods, including pursuant to standby arrangements, as described in the applicable prospectus supplement.

DESCRIPTION OF UNITS

We may issue units composed of any combination of our securities. We will issue each unit so that the holder of the unit is also the holder of each security included in the unit. As a result, the holder of a unit will have the rights and obligations of a holder of each included security. The unit agreement under which a unit is issued may provide that the securities included in the unit may not be held or transferred separately, at any time or at any time before a specified date.

The following description is a summary of selected provisions relating to units that we may offer. The summary is not complete. When units are offered in the future, a prospectus supplement, information incorporated by reference, or a free writing prospectus, as applicable, will explain the particular terms of those securities and the extent to which these general provisions may apply. The specific terms of the units as described in a prospectus supplement, information incorporated by reference, or free writing prospectus will supplement and, if applicable, may modify or replace the general terms described in this section.

This summary and any description of units in the applicable prospectus supplement, information incorporated by reference, or free writing prospectus is subject to and is qualified in its entirety by reference to the unit agreement, collateral arrangements, and depositary arrangements, if applicable. We will file each of these documents, as applicable, with the SEC and incorporate them by reference as an exhibit to the registration statement of which this prospectus is a part on or before the time we issue a series of units. See “Where You Can Find Additional Information” and “Incorporation of Certain Information by Reference” below for information on how to obtain a copy of a document when it is filed.

The applicable prospectus supplement, information incorporated by reference, or free writing prospectus may describe:

●	the designation and terms of the units and of the securities comprising the units, including whether and under what circumstances those securities may be held or transferred separately;

●	any provisions for the issuance, payment, settlement, transfer, or exchange of the units or of the securities composing the units;

●	whether the units will be issued in fully registered or global form; and

●	any other terms of the units.

The applicable provisions described in this section, as well as those described under “Description of Share Capital,” “Description of Debt Securities,” “Description of Warrants,” and “Description of Rights” above, will apply to each unit and to each security included in each unit, respectively.

PLAN OF DISTRIBUTION

We may sell the securities offered by this prospectus from time to time in one or more transactions, including, without limitation:

●	through agents;

●	to or through underwriters;

●	through broker-dealers (acting as agent or principal);

●	directly by us to purchasers (including our affiliates and shareholders), through a specific bidding or auction process, a rights offering, or other method;

●	through a combination of any such methods of sale; or

●	through any other methods described in a prospectus supplement.

The distribution of securities may be effected, from time to time, in one or more transactions, including:

●	block transactions (which may involve crosses) and transactions on Nasdaq or any other organized market where the securities may be traded;

●	purchases by a broker-dealer as principal and resale by the broker-dealer for its own account pursuant to a prospectus supplement;

●	ordinary brokerage transactions and transactions in which a broker-dealer solicits purchasers;

●	sales “at the market” to or through a market maker or into an existing trading market, on an exchange or otherwise; and

●	sales in other ways not involving market makers or established trading markets, including direct sales to purchasers.

The securities may be sold at a fixed price or prices, which may be changed, or at market prices prevailing at the time of sale, at prices relating to the prevailing market prices, or at negotiated prices. Agents, underwriters, or broker-dealers may be paid compensation for offering and selling the securities. That compensation may be in the form of discounts, concessions, or commissions to be received from us or from the purchasers of the securities. Dealers and agents participating in the distribution of the securities may be deemed to be underwriters, and compensation received by them on resale of the securities may be deemed to be underwriting discounts and commissions under the Securities Act. If such dealers or agents were deemed to be underwriters, they may be subject to statutory liabilities under the Securities Act.

We may also make direct sales through subscription rights distributed to our existing shareholders on a pro rata basis, which may or may not be transferable. In any distribution of subscription rights to our shareholders, if all of the underlying securities are not subscribed for, we may then sell the unsubscribed securities directly to third parties or may engage the services of one or more underwriters, dealers, or agents, including standby underwriters, to sell the unsubscribed securities to third parties.

Some or all of the securities that we offer through this prospectus may be new issues of securities with no established trading market. Any underwriters to whom we sell our securities for public offering and sale may make a market in those securities, but they will not be obligated to do so and they may discontinue any market making at any time without notice. Accordingly, we cannot assure you of the liquidity of, or continued trading markets for, any securities that we offer.

Agents may, from time to time, solicit offers to purchase the securities. If required, we will name in the applicable prospectus supplement, document incorporated by reference, or free writing prospectus, as applicable, any agent involved in the offer or sale of the securities and set forth any compensation payable to the agent. Unless otherwise indicated, any agent will be acting on a best efforts basis for the period of its appointment. Any agent selling the securities covered by this prospectus may be deemed to be an underwriter of the securities.

If underwriters are used in an offering, securities will be acquired by the underwriters for their own account and may be resold, from time to time, in one or more transactions, including negotiated transactions, at a fixed public offering price or at varying prices determined at the time of sale, or under delayed delivery contracts or other contractual commitments. Securities may be offered to the public either through underwriting syndicates represented by one or more managing underwriters or directly by one or more firms acting as underwriters. If an underwriter or underwriters are used in the sale of securities, an underwriting agreement will be executed with the underwriter or underwriters at the time an agreement for the sale is reached. The applicable prospectus supplement will set forth the managing underwriter or underwriters, as well as any other underwriter or underwriters, with respect to a particular underwritten offering of securities, and will set forth the terms of the transactions, including compensation of the underwriters and dealers and the public offering price, if applicable. This prospectus, the applicable prospectus supplement and any applicable free writing prospectus will be used by the underwriters to resell the securities.

If a dealer is used in the sale of the securities, we, or an underwriter, will sell the securities to the dealer, as principal. The dealer may then resell the securities to the public at varying prices to be determined by the dealer at the time of resale. To the extent required, we will set forth in the prospectus supplement, document incorporated by reference, or free writing prospectus, as applicable, the name of the dealer and the terms of the transactions.

We may directly solicit offers to purchase the securities and may make sales of securities directly to institutional investors or others. These persons may be deemed to be underwriters with respect to any resale of the securities. To the extent required, the prospectus supplement, document incorporated by reference, or free writing prospectus, as applicable, will describe the terms of any such sales, including the terms of any bidding or auction process, if used.

Agents, underwriters, and dealers may be entitled under agreements which may be entered into with us to indemnification by us against specified liabilities, including liabilities incurred under the Securities Act, or to contribution by us to payments they may be required to make in respect of such liabilities. If required, the prospectus supplement, document incorporated by reference, or free writing prospectus, as applicable, will describe the terms and conditions of such indemnification or contribution. Some of the agents, underwriters, or dealers, or their affiliates may be customers of, engage in transactions with, or perform services for us or our subsidiaries or affiliates in the ordinary course of business.

Under the securities laws of some states, the securities offered by this prospectus may be sold in those states only through registered or licensed brokers or dealers.

Any person participating in the distribution of securities registered under the registration statement that includes this prospectus will be subject to applicable provisions of the Exchange Act, and the applicable SEC rules and regulations, including, among others, Regulation M, which may limit the timing of purchases and sales of any of our securities by any such person. Furthermore, Regulation M may restrict the ability of any person engaged in the distribution of our securities to engage in market-making activities with respect to our securities.

These restrictions may affect the marketability of our securities and the ability of any person or entity to engage in market-making activities with respect to our securities.

Certain persons participating in an offering may engage in over-allotment, stabilizing transactions, short-covering transactions, and penalty bids in accordance with Regulation M under the Exchange Act that stabilize, maintain, or otherwise affect the price of the offered securities. If any such activities will occur, they will be described in the applicable prospectus supplement.

To the extent required, this prospectus may be amended or supplemented from time to time to describe a specific plan of distribution.

MATERIAL CONTRACTS

Our material contracts are described in the documents incorporated by reference into this prospectus. See “Incorporation of Certain Information by Reference” below.

MATERIAL CHANGES

Except as otherwise described in the 2023 Annual Report, in our Quarterly Reports on Form 10-Q and Current Reports on Form 8-K filed under the Exchange Act and incorporated by reference herein, and as disclosed in this prospectus or the applicable prospectus supplement, no reportable material changes have occurred since December 31, 2023.

LEGAL MATTERS

The validity of the Class A common stock offered under this prospectus and certain other legal matters as to North Carolina law will be passed upon for us by Maynard Nexsen, PC, our counsel as to North Carolina law. We are being represented by Hunter Taubman Fischer & Li LLC with respect to legal matters as to United States federal securities law and New York State law. If legal matters in connection with offerings made pursuant to this prospectus are passed upon by counsel to underwriters, dealers, or agents, such counsel will be named in the applicable prospectus supplement relating to any such offering.

EXPERTS

Assentsure PAC, our independent registered public accounting firm, has audited our financial statements for the year ended December 31, 2023, as set forth in their report. The office of Assentsure PAC is located at 180B Bencoolen Street, #03-01 The Bencoolen, Singapore 189648. Marcum Asia CPAs LLP, an independent registered public accounting firm (“Marcum Asia”), has audited our financial statements for the year ended December 31, 2022, as set forth in their report. The office of Marcum Asia is located at Seven Penn Plaza, Suite 830, New York, NY 10001. We incorporated our financial statements by reference herein in reliance on Assentsure PAC’s and Marcum Asia’s reports, incorporated by reference herein, given on their authority as experts in accounting and auditing.

WHERE YOU CAN FIND ADDITIONAL INFORMATION

We are subject to the informational requirements of the Exchange Act and in accordance therewith file annual, quarterly, and current reports, proxy statements and other information with the SEC. The SEC maintains a website that contains such reports, proxy and information statements, and other information regarding registrants that file electronically with the SEC. The address of the SEC’s website is www.sec.gov.

We make available free of charge on or through our website at www.cheetah-net.com, our Annual Reports on Form 10-K, Quarterly Reports on Form 10-Q, Current Reports on Form 8-K, and amendments to those reports filed or furnished pursuant to Section 13(a) or 15(d) of the Exchange Act as soon as reasonably practicable after we electronically file such material with or otherwise furnish it to the SEC.

We have filed with the SEC a registration statement under the Securities Act relating to the offering of these securities. The registration statement, including the attached exhibits, contains additional relevant information about us and the securities. This prospectus does not contain all of the information set forth in the registration statement. You can obtain a copy of the registration statement for free at www.sec.gov. The registration statement and the documents referred to below under “Incorporation of Certain Information by Reference” are also available on our website, https://cheetah-net.com.

We have not incorporated by reference into this prospectus the information on our website, and you should not consider it to be a part of this prospectus.

INCORPORATION OF CERTAIN INFORMATION BY REFERENCE

THIS PROSPECTUS INCORPORATES DOCUMENTS BY REFERENCE THAT ARE NOT PRESENTED IN OR DELIVERED WITH THIS PROSPECTUS. YOU SHOULD RELY ONLY ON THE INFORMATION CONTAINED IN THIS PROSPECTUS AND IN THE DOCUMENTS THAT WE HAVE INCORPORATED BY REFERENCE INTO THIS PROSPECTUS. WE HAVE NOT AUTHORIZED ANYONE TO PROVIDE YOU WITH INFORMATION THAT IS DIFFERENT FROM OR IN ADDITION TO THE INFORMATION CONTAINED IN THIS DOCUMENT AND INCORPORATED BY REFERENCE INTO THIS PROSPECTUS.

We incorporate information into this prospectus by reference, which means that we can disclose important information to you by referring you to those documents. The information incorporated by reference is considered to be part of this prospectus. We incorporate by reference the documents listed below and all documents subsequently filed with the SEC pursuant to Section 13(a), 13(c), 14, or 15(d) of the Exchange Act, after the date of this prospectus and prior to the termination of the offering under this prospectus:

●	our 2023 Annual Report, filed with the SEC on March 18, 2024;

●	our March 2024 Quarterly Report and June 2024 Quarterly Report, filed with the SEC on May 13, 2024 and August 13, 2024, respectively;

●	our Current Reports on Form 8-K filed with the SEC on August 28, 2024, August 13, 2024, July 26, 2024, July 25, 2024, July 12, 2024, July 8, 2024, May 15, 2024, April 29, 2024, February 7, 2024, and January 30, 2024;

●	the information in our proxy statement filed on August 20, 2024 and April 23, 2024;

●	the description of our common stock set forth in the registration statement on Form 8-A, filed with the SEC on July 26, 2023, including any amendment or report filed for the purpose of updating such description.

Nothing in this prospectus shall be deemed to incorporate information furnished, but not filed, with the SEC pursuant to Item 2.02 or Item 7.01 of Form 8-K and corresponding information furnished under Item 9.01 of Form 8-K or included as an exhibit.

Information in this prospectus supersedes related information in the documents listed above and information in subsequently filed documents supersedes related information in both this prospectus and the incorporated documents.

You may request orally or in writing, and we will provide you with, a copy of these filings, at no cost, by calling us at (704) 826-7280 or by writing to us at the following address:

Cheetah Net Supply Chain Service Inc.

Investor Relations

(704) 826-7280

ir@cheetah-net.com

These filings and reports can also be found on our website, located at https://investors.cheetah-net.com/financial-information/sec-filings. Our website and the information contained on, or that can be accessed through, our website will not be deemed to be incorporated by reference in, and are not considered part of, this prospectus or the registration statement of which it forms a part. You should not rely on any information on our website in making your decision to purchase our securities.

Up to $35,280,213.01 of

Class A Common Stock

Cheetah Net Supply Chain Service Inc.

PROSPECTUS SUPPLEMENT

Pacific Century Securities, LLC

The date of this prospectus supplement is August 21, 2026.